UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )
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EnerNOC, Inc.
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April 26, 2011

To Our Stockholders:

You are cordially invited to attend the 2011 annual meeting of stockholders of EnerNOC, Inc. to be held at 3:00 p.m., local time, on Wednesday, June 1, 2011, at our corporate offices located at 101 Federal Street, Suite 1100, Boston, Massachusetts 02110.

The attached notice of annual meeting and proxy statement describe the matters to be presented at the annual meeting and provide information about us that you should consider when you vote your shares.

We hope you will be able to attend the annual meeting. Whether you plan to attend the annual meeting or not, it is important that you cast your vote either in person or by proxy. Therefore, when you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the annual meeting, whether or not you can attend.

Thank you for your continued support.

Sincerely,

Timothy G. Healy
Chairman of the Board and Chief Executive
Officer

ENERNOC, INC.
101 Federal Street, Suite 1100
Boston, Massachusetts 02110
(617) 224-9900

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

TIME: 3:00 p.m. Local Time

DATE: June 1, 2011

PLACE: EnerNOC Corporate Offices, 101 Federal Street, Suite 1100, Boston, Massachusetts 02110

PURPOSES:

1.	To elect one member to our board of directors to serve as a Class I director, for a three-year term expiring in 2014;

2.	To approve, on an advisory basis, the compensation of our named executives, as disclosed in this proxy statement;

3.	To indicate, on an advisory basis, the preferred frequency of advisory votes on the compensation of our named executives;

4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and

5.	To transact such other business that is properly presented at the annual meeting and any adjournments or postponements thereof.

WHO MAY VOTE:

You may vote if you were the record owner of EnerNOC, Inc. common stock at the close of business on April 8, 2011. A list of stockholders of record will be available at the annual meeting and during the ten days prior to the annual meeting at our corporate offices located at 101 Federal Street, Suite 1100, Boston, Massachusetts 02110.

All stockholders are cordially invited to attend the annual meeting. Whether you plan to attend the annual meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

David M. Samuels
Secretary

Boston, Massachusetts
April 26, 2011

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE AS PROVIDED IN THE INSTRUCTIONS SET FORTH ON THE ENCLOSED PROXY CARD, OR COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES AT THE ANNUAL MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED WITHIN THE UNITED STATES.

ENERNOC, INC.
101 FEDERAL STREET, SUITE 1100
BOSTON, MASSACHUSETTS 02110
(617) 224-9900

PROXY STATEMENT FOR THE ENERNOC, INC.
2011 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, JUNE 1, 2011

This proxy statement, along with the accompanying notice of 2011 annual meeting of stockholders, contains information about the 2011 annual meeting of stockholders of EnerNOC, Inc., including any adjournments or postponements of the annual meeting. We are holding the annual meeting at 3:00 p.m., local time, on Wednesday, June 1, 2011, at our corporate offices located at 101 Federal Street, Suite 1100, Boston, Massachusetts 02110.

In this proxy statement, we refer to EnerNOC, Inc. as “EnerNOC,” “the Company,” “we” and “us.”

We are sending you this proxy statement in connection with the solicitation of proxies by our board of directors for use at the annual meeting.

On or about April 26, 2011, we began sending this proxy statement, the attached notice of annual meeting and the enclosed proxy card to all stockholders entitled to vote at the annual meeting. Although not part of this proxy statement, we are also sending, along with this proxy statement, our 2010 annual report to stockholders, which includes our financial statements for the fiscal year ended December 31, 2010.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON JUNE 1, 2011

This proxy statement and our 2010 annual report to stockholders are available for viewing, printing and downloading at http://investor.enernoc.com/proxy.cfm. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements, for the fiscal year ended December 31, 2010 on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “SEC Filings” section of the “Investors” section of our website at www.enernoc.com. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to: Investor Relations, EnerNOC, Inc., 101 Federal Street, Suite 1100, Boston, Massachusetts 02110. Exhibits will be provided upon written request and payment of an appropriate processing fee.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who Can Vote?

Only stockholders who owned our common stock at the close of business on April 8, 2011, or the record date, are entitled to vote at the annual meeting. On the record date, there were 26,397,980 shares of our common stock outstanding and entitled to vote.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the annual meeting and not revoked prior to the annual meeting, will be voted at the annual meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke my Proxy?” below.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. If you vote by proxy, the individuals named on the proxy card, or your “proxies,” will vote your shares in the manner you indicate. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, American Stock Transfer and Trust Company, or you have stock certificates registered in your name, you may vote:

•	By mail. Complete and mail the enclosed proxy card in the enclosed postage prepaid envelope. Your proxy will be voted in accordance with your instructions. If you sign the proxy card but do not specify how you want your shares voted, they will be voted as recommended by our board of directors.

•	By Internet or by telephone. Follow the instructions attached to the proxy card to vote by Internet or telephone.

•	In person at the meeting. If you attend the annual meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the annual meeting.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on May 31, 2011.

If your shares are held in “street name” (held in the name of a bank, broker or other nominee), you must provide the bank, broker or other nominee with instructions on how to vote your shares and can do so as follows:

•	By mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•	By Internet or by telephone. Follow the instructions you receive from your broker to vote by Internet or telephone.

•	In person at the meeting. Contact the broker or other nominee who holds your shares to obtain a broker’s proxy card and bring it with you to the annual meeting. You will not be able to vote at the annual meeting unless you have a proxy card from your broker or other nominee.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The board of directors recommends that you vote as follows:

•	“FOR” the election of the one nominee as a Class I director;

•	“FOR” the approval of the compensation of our named executives, as disclosed in this proxy statement;

•	for every “THREE YEARS” as the preferred frequency of an advisory vote on the compensation of our named executives; and

•	“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011.

If any other matter is presented at the annual meeting, the proxy card provides that your shares will be voted by the proxy holder listed on the proxy card in accordance with his best judgment. At the time this proxy statement was printed, we knew of no matters that needed to be acted on at the annual meeting, other than those described in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the annual meeting. You may change or revoke your proxy in any one of the following ways:

•	signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

•	re-voting by Internet or by telephone as instructed above;

•	notifying EnerNOC’s Secretary in writing before the annual meeting that you have revoked your proxy; or

•	attending the annual meeting in person and voting in person. Attending the annual meeting in person will not in and of itself revoke a previously submitted proxy. You must specifically request at the annual meeting that it be revoked.

Your most current proxy card or telephone or Internet vote is the one that will be counted.

If your shares are held in street name, you should follow the instructions provided by your bank, broker or other nominee.

What if I Receive More Than One Proxy Card?

You may receive more than one proxy card or voting instruction form if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described under “How Do I Vote?” for each account to ensure that all of your shares are voted.

Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be voted if you do not return your proxy card by mail or vote by Internet, telephone or at the annual meeting as described above under “How Do I Vote?”

If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above under “How Do I Vote?,” the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares only on the ratification of the appointment of our independent registered public accounting firm (Proposal 4 of this proxy statement) without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the annual meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

In 2009, changes in regulations were made that eliminated the ability of your bank, broker or other nominee to vote your uninstructed shares in the election of directors. Therefore, if you hold your shares in street name it is critical that you cast your vote if you want your vote to be counted for the election of director (Proposal 1 of this proxy statement). Prior to the regulations changing in 2009, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank, broker or other nominee was allowed to vote your shares on your behalf in the election of directors as it felt appropriate. Thus, if you hold your shares in street name and you do not instruct your bank, broker or other nominee how to vote in the election of director, no votes will be cast on this proposal on your behalf. In addition, your bank, broker or other nominee does not have discretion to vote your uninstructed shares on the approval of the compensation of our named executives as disclosed in this proxy statement (Proposal 2 of this proxy statement) or the advisory vote on the frequency of an advisory vote on the compensation of our named executives (Proposal 3 of this proxy statement).

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Director	The nominee to serve as Class I director who receives the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR the nominee or WITHHOLD your vote from the nominee. Votes that are withheld will not be included in the vote tally for the election of the director. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the director. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Advisory Vote on Executive Compensation	The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to approve the advisory vote on the compensation of our named executives. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 3: Advisory Vote on Frequency of Advisory Votes on Executive Compensation	The frequency, if any, receiving the affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal will be considered the frequency of advisory votes on the compensation of our named executives preferred by our stockholders. Abstentions will have no effect on the results of this vote. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 4: Ratify Appointment of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to ratify the appointment of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms do have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to appoint our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2011, our audit committee of our board of directors will reconsider its selection.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspector of Elections, American Stock Transfer and Trust Company, examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make, on the proxy card or elsewhere.

What Are the Costs of Soliciting these Proxies?

We will pay all of the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

We have engaged Alliance Advisors, L.L.C., or Alliance, to act as our proxy solicitor in connection with the proposals to be acted upon at our annual meeting. Pursuant to our agreement with Alliance, Alliance will, among other things, provide advice regarding proxy solicitation issues and solicit proxies from our stockholders on our behalf in connection with the annual meeting. For these services, we will pay a fee of approximately $10,000 plus expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the voting power of all outstanding shares of our common stock entitled to vote at the annual meeting is necessary to constitute a quorum at the annual meeting. Votes of stockholders of record who are present at the annual meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The annual meeting will be held at 3:00 p.m., local time, on Wednesday, June 1, 2011, at our corporate offices located at 101 Federal Street, Suite 1100, Boston, Massachusetts 02110. When you arrive at the annual meeting, signs will direct you to the appropriate meeting room. You need not attend the annual meeting in order to vote.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of March 31, 2011 for (a) the named executives who are identified in the Summary Compensation Table on page 35 of this proxy statement, (b) each of our directors and the director nominee, (c) all of our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than five percent of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of March 31, 2011 pursuant to the exercise of options or the vesting of restricted stock units to be outstanding for the purpose of computing the percentage ownership of such individual or group, but these shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 26,397,332 shares of common stock outstanding on March 31, 2011.

The address for the directors and executive officers set forth below is c/o EnerNOC, Inc., 101 Federal Street, Suite 1100, Boston, Massachusetts 02110.

	Shares Beneficially Owned
Name and Address	Number	Percent

Directors and Executive Officers
Timothy G. Healy(1)	922,728	3.5%
David B. Brewster(2)	1,551,192	5.8%
David M. Samuels(3)	223,843	*
Timothy Weller(4)	75,534	*
Gregg Dixon(5)	223,191	*
Arthur W. Coviello, Jr.(6)	21,207	*
Richard Dieter(7)	56,446	*
TJ Glauthier(8)	41,600	*
Susan F. Tierney(9)	7,333	*
All directors and current executive officers as a group (10 persons)(10)	3,139,913	11.6%
Five Percent Stockholders
Funds affiliated with Foundation Capital(11)	1,269,259	4.8%
250 Middlefield Road Menlo Park, California 94025
Draper Fisher Jurvetson Fund VI, L.P. and its affiliates(12)	1,889,942	7.2%
2882 Sand Hill Road Suite 150 Menlo Park, California 94025
BlackRock, Inc.(13)	1,422,790	5.4%
40 East 52nd Street New York, NY 10022
Brown Capital Management, LLC(14)	1,640,352	6.2%
1201 N. Calvert Street Baltimore, MD 21202

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)	Includes options to purchase 221,136 shares of common stock which are or will be immediately exercisable within 60 days of March 31, 2011 and 2,438 shares issuable to Mr. Healy upon vesting of restricted stock units within 60 days of March 31, 2011. Also includes 60,204 shares of common stock held in a trust established by Mr. Healy, of which Mr. Healy is the trustee and has sole voting and investment power.

(2)	Includes options to purchase 177,163 shares of common stock which are or will be immediately exercisable within 60 days of March 31, 2011 and 1,625 shares issuable to Mr. Brewster upon vesting of restricted stock units within 60 days of March 31, 2011.

(3)	Includes options to purchase 41,920 shares of common stock which are or will be immediately exercisable within 60 days of March 31, 2011 and 1,063 shares issuable to Mr. Samuels upon vesting of restricted stock units within 60 days of March 31, 2011.

(4)	Includes options to purchase 24,284 shares of common stock which are or will be immediately exercisable within 60 days of March 31, 2011.

(5)	Includes options to purchase 27,212 shares of common stock which are or will be immediately exercisable within 60 days of March 31, 2011, 938 shares issuable to Mr. Dixon upon vesting of restricted stock units within 60 days of March 31, 2011 and 700 shares of common stock held by Mr. Dixon’s wife. Mr. Dixon disclaims beneficial ownership of the shares held by his wife.

(6)	Includes options to purchase 13,207 shares of common stock which are or will be immediately exercisable within 60 days of March 31, 2011.

(7)	Includes options to purchase 29,446 shares of common stock which are or will be immediately exercisable within 60 days of March 31, 2011.

(8)	Consists of options to purchase 23,784 shares of common stock which are or will be immediately exercisable within 60 days of March 31, 2011 and 17,816 shares of common stock held by a trust of which Mr. Glauthier and his wife are trustees. Mr. Glauthier disclaims beneficial ownership of the shares identified in this footnote except as to his proportionate pecuniary interest in such shares.

(9)	Includes 667 shares issuable to Ms. Tierney upon vesting of restricted stock units within 60 days of March 31, 2011.

(10)	See footnotes (1) through (9). Also includes 14,955 shares of common stock held by Kevin Bligh, our chief accounting officer, and options to purchase 1,884 shares of common stock which are or will be immediately exercisable within 60 days of March 31, 2011 held by Mr. Bligh.

(11)	This information is based solely on Amendment No. 3 to Schedule 13G filed on February 15, 2011 by Foundation Capital IV, L.P., or FC4, Foundation Capital IV Principals Fund, L.L.C., or FC4P, and Foundation Capital Management Co. IV, L.L.C., or FC4M, which reported ownership as of December 31, 2010. These shares include 1,252,815 shares of common stock held by FC4 and 16,444 shares of common stock held by FC4P. FC4M serves as the sole general partner of FC4 and serves as the manager of FC4P. As such, FC4M possesses voting and dispositive power over the shares held by FC4 and FC4P and may be deemed to have indirect beneficial ownership of the shares held by FC4 and FC4P. FC4M owns no shares of our common stock directly.

(12)	This information is based solely on Amendment No. 3 to Schedule 13G filed on February 4, 2011 by (i) Draper Associates, Inc., (ii) Draper Associates, L.P., (iii) Draper Fisher Jurvetson Fund VI, L.P., or Fund VI, (iv) Draper Fisher Jurvetson Management Co. VI, LLC, or Fund VI Management, (v) Draper Fisher Jurvetson Partners VI, LLC, or Partners Fund LLC, (vi) Timothy C. Draper, or Draper, (vii) The Timothy Draper Living Trust, or the Draper Trust, (viii) John H. N. Fisher, or Fisher, (ix) John H. N. Fisher and Jennifer Caldwell Living Trust dated 1/7/00, as amended and restated on 3/27/08, or the Fisher Trust, (x) Stephen T. Jurvetson, or Jurvetson, (xi) The Steve and Karla Jurvetson Living Trust dated 8/27/02, or the Jurvetson Trust, and (xii) JABE, LLC, which reported ownership as of December 31, 2010. These shares include 1,060,325 shares of common stock held by Fund VI, 29,644 shares of common stock held by Partners Fund LLC, 120,507 shares of common stock held by Draper Associates, L.P., 67,400 shares of common stock held by JABE, LLC, 376,047 shares of common stock held by the Draper Trust, 106,288 shares of common stock held by the Jurvetson Trust, and 129,731 shares of common stock held by the Fisher Trust. Messrs. Draper, Fisher, and Jurvetson are the managing members of Fund VI Management, which is the general partner of Fund VI. On a combined basis, Messrs. Draper, Fisher, and Jurvetson share voting and investment power over the shares owned by Fund VI and Fund VI Management. Messrs. Draper, Fisher, and Jurvetson are also the managing members of Partners Fund LLC. On a combined basis, Messrs. Draper, Fisher, and Jurvetson share voting and investment power over the shares owned by Partners Fund LLC. Messrs. Draper, Fisher and Jurvetson disclaim beneficial ownership of the shares owned by Fund VI, Fund VI Management and Partners Fund LLC, except to the extent of their respective pecuniary interest therein. Mr. Draper is the President of Draper Associates, Inc., which is the general partner of Draper Associates, L.P. In this capacity, Mr. Draper has sole voting and investment power over the shares owned by this entity. Mr. Draper is also the managing member of JABE, LLC and has shared voting and investment power over the shares owned by this entity. Mr. Draper disclaims beneficial ownership of the shares held by Draper Associates, L.P. and JABE, LLC, except to the extent of his pecuniary interest therein. Mr. Draper is a co-trustee of the Draper Trust, Mr. Fisher is a co-trustee of the Fisher Trust and Mr. Jurvetson is a co-trustee of the Jurvetson Trust.

(13)	This information is based solely on a Schedule 13G filed on February 4, 2011 by BlackRock, Inc., or BlackRock, which reported ownership as of December 31, 2010.

(14)	This information is based solely on a Schedule 13G filed on April 11, 2011 by Brown Capital Management, LLC, or Brown Capital, which reported ownership as of March 31, 2011. Of the 1,640,352 shares of our common stock deemed beneficially owned, Brown Capital reported sole voting power as to 871,067 shares and sole dispositive power as to all 1,640,352 shares.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2010 about the securities authorized for issuance under our equity compensation plans, consisting of our Amended and Restated 2003 Stock Option and Incentive Plan, or the 2003 Stock Plan, and our Amended and Restated 2007 Employee, Director and Consultant Stock Plan, or the 2007 Stock Plan. All of our equity compensation plans were adopted with the approval of our stockholders.

	(a)		(b)		(c)
Number of securities
	Number of securities				remaining available for
	to be issued		Weighted-average		future issuance under
	upon exercise of		exercise price of		equity compensation
	outstanding options,		outstanding options,		plans (excluding securities
Plan category	warrants and rights		warrants and rights		reflected in column (a))(1)(2)

Equity compensation plans approved by security holders	2,500,483	(3)	$14.38	(4)	1,946,749
Equity compensation plans not approved by security holders	—		—		—

Total	2,500,483	(3)	$14.38	(4)	1,946,749

(1)	Consists of shares of our common stock issuable under the 2007 Stock Plan, which includes shares of common stock approved for issuance under the 2007 Stock Plan, plus any shares of common stock represented by awards granted under the 2003 Stock Plan that are forfeited, expire or are cancelled or which result in the forfeiture of shares of common stock back to us on or after the date on which the 2007 Stock Plan became effective, which was May 17, 2007, up to a maximum of 1,000,000 shares. From the effective date of the 2007 Stock Plan through December 31, 2010, options to purchase 350,267 shares of our common stock granted under the 2003 Stock Plan were cancelled. No awards of our common stock are available for issuance under the 2003 Stock Plan.

(2)	On January 1, 2011, in accordance with the provisions of the 2007 Stock Plan, the number of shares available for issuance under the 2007 Stock Plan automatically increased by 520,000 shares.

(3)	Includes 739,371 shares of our common stock to be issued upon the exercise of outstanding stock options under the 2003 Stock Plan, 1,372,988 shares of our common stock to be issued upon the exercise of outstanding stock options under the 2007 Stock Plan and 388,124 shares of our common stock to be issued upon the vesting of restricted stock units granted under the 2007 Stock Plan.

(4)	Weighted-average exercise price relates to outstanding stock options. Restricted stock units are deemed to have an exercise price of zero.

PROPOSAL ONE—ELECTION OF DIRECTOR

Our certificate of incorporation and bylaws provide that our business is to be managed by or under the direction of our board of directors. Our board of directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our board of directors currently consists of six members, classified into three classes as follows: Arthur W. Coviello, Jr. serves as a Class I director with a term ending at the 2011 annual meeting; Richard Dieter and TJ Glauthier serve as Class II directors with a term ending at the 2012 annual meeting; and Timothy G. Healy, David B. Brewster and Susan F. Tierney serve as Class III directors with a term ending at the 2013 annual meeting.

Our board of directors, upon the recommendation of the nominating and governance committee, has voted to nominate Arthur W. Coviello, Jr. for election to the board of directors as a Class I director at our 2011 annual meeting for a term of three years to serve until the 2014 annual meeting of stockholders, and until his successor has been elected and qualified.

The nominee has indicated his willingness to continue to serve if elected. However, if the director nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by our board of directors. Our board of directors has no reason to believe that the nominee will be unable or unwilling to serve if elected. Shares represented by all proxies received by our board of directors and not marked as withholding authority to vote for the nominated Class I director nominee will be voted FOR the election of the Class I director nominee, unless that nominee is unable or unwilling to serve. A plurality of the shares present, in person or by proxy, and voted on the election of the director is required to elect the nominee to our board of directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEE LISTED BELOW

The following table sets forth the nominee to be elected at the 2011 annual meeting and each continuing director, the year such nominee or director was first elected as a director, the positions currently held by such nominee and each director with us, the year each nominee’s or director’s current term will expire and the current class of director of the nominee and each director.

Nominee’s or Director’s Name and	Position(s) with	Year Current	Current Class
Year First Became a Director	the Company	Term Will Expire	of Director

Nominee for Class I Director:
Arthur W. Coviello, Jr.	Director	2011	I
2008
Continuing Directors:
Richard Dieter	Director	2012	II
2007
TJ Glauthier	Director	2012	II
2007
Timothy G. Healy	Chairman of the Board and	2013	III
2003	Chief Executive Officer
David B. Brewster	President and Director	2013	III
2003
Susan F. Tierney	Director	2013	III
2010

No director is related by blood, marriage or adoption to any other director or executive officer. No arrangements or understandings exist between any director or person nominated for election as a director and any other person pursuant to which such person is to be selected as a director or nominee for election as a director.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth our directors, including the nominee to be elected at the 2011 annual meeting, and executive officers, their ages, and the positions currently held by each such person with us immediately prior to the 2011 annual meeting.

Name	Age	Position

Timothy G. Healy	42	Chairman of the Board and Chief Executive Officer
David B. Brewster	39	President and Director
David M. Samuels	48	Executive Vice President
Timothy Weller	46	Chief Financial Officer and Treasurer
Gregg M. Dixon	39	Senior Vice President of Marketing and Sales
Kevin Bligh	56	Chief Accounting Officer
Arthur W. Coviello, Jr.(1)(3)(4)(5)	57	Director
Richard Dieter(1)(3)(4)	67	Director
TJ Glauthier(1)(2)(3)	67	Director
Susan F. Tierney(2)	59	Director

(1)	Member of the audit committee.

(2)	Member of the nominating and governance committee.

(3)	Member of the compensation committee.

(4)	Member of the mergers and acquisitions committee.

(5)	Lead independent director.

Timothy G. Healy has served as our Chairman of the Board and Chief Executive Officer since June 2003 and co-founded EnerNOC in 2001. During 2001, Mr. Healy worked in the Energy Technology Laboratory for Northern Power Systems, Inc., a company that designs, manufactures, sells and services wind turbines into the global marketplace. Mr. Healy has also held positions with Merrill Lynch, International Fuel Cells (now UTC Power), and Commonwealth Capital Ventures. He also co-founded Student Advantage, which went public in 1999. Mr. Healy holds a Bachelor of Arts in Government and Economics from Dartmouth College and an MBA from the Tuck School of Business at Dartmouth.

Our board of directors has concluded that Mr. Healy should serve as a director as of the date of this proxy statement because he is a visionary and innovator in our industry, has substantial leadership experience in the clean and intelligent energy management applications and services sector, is active in the technology community, has an unparalleled understanding of our business, personnel and customers and the markets in which we operate, and is representative of our management. Our board of directors values Mr. Healy’s extensive leadership and energy industry expertise.

David B. Brewster has served as a Director and as our President since June 2003 and served as our Chief Operating Officer from June 2003 to January 2008. Mr. Brewster co-founded EnerNOC in 2001. During 2001, Mr. Brewster worked at Beacon Power Corporation, a developer of advanced products and services to support stable, reliable and efficient electricity grid operation. Mr. Brewster has also evaluated emerging energy technologies for Winslow Management Company, an environmentally focused investment management firm, and developed corporate strategies for SolarBank, a global capital fund for the financing of solar energy systems. Mr. Brewster holds a Bachelor of Arts from Wesleyan University, a Master of Environmental Management from Duke University and an MBA from the Tuck School of Business at Dartmouth.

Our board of directors has concluded that Mr. Brewster should serve as a director as of the date of this proxy statement because he is a visionary and innovator in our industry, has extensive regulatory and international experience in the clean and intelligent energy management applications and services sector, has substantial perspective on our industry from his dealings with federal and state governments, has an unparalleled understanding of our business, personnel and customers and the markets in which we operate, and is representative of our management. Our board of directors values Mr. Brewster’s extensive regulatory and international expertise.

David M. Samuels has served as our Executive Vice President since February 2008 and, prior to that, served as our Senior Vice President of Strategic Development, General Counsel and Secretary from February 2007 to February 2008 and our Vice President of Strategic Development, General Counsel and Secretary from November 2006 to February 2007. From June 2005 to November 2006, Mr. Samuels served as Vice President of Corporate Development and General Counsel at ThingMagic, Inc., a radio frequency identification company, where he was responsible for certain financings and strategic mergers and acquisitions, general legal matters and human resources. From 2000 to 2001, Mr. Samuels was a director of, and from March 2000 to September 2004 worked as Executive Vice President at, Guardent, Inc., a security services company he co-founded, where he was responsible for strategic financings, mergers and acquisitions, general legal matters and human resources. Mr. Samuels holds a Bachelor of Arts in Economics from Brandeis University and a Juris Doctor from Northeastern University.

Timothy Weller has served as our Chief Financial Officer and Treasurer since July 2009. From September 2005 to July 2009, Mr. Weller served as the Managing Director of Sample Path Ventures, a consulting firm, where he was responsible for investing in, and advising, startup companies. From June 2007 to May 2008, Mr. Weller also served as Acting Chief Executive Officer and President of Solstice, LLC, a company in the destination club industry, where he was responsible for all operations of the company, which included managing a global collection of luxury homes for the exclusive use of club members and providing travel services to those members. From August 1999 to December 2002, Mr. Weller served as the Chief Financial Officer and Treasurer of Akamai Technologies, Inc., an Internet applications and content delivery solutions provider. Mr. Weller received his Bachelor of Science and Master of Science in Electrical Engineering from Michigan State University and his Ph.D. in Electrical Engineering from the University of Illinois.

Gregg M. Dixon has served as our Senior Vice President of Marketing and Sales since February 2011 and served as our Senior Vice President of Marketing from July 2009 to February 2011. From July 2007 to July 2009, Mr. Dixon served as our Senior Vice President of Sales and Business Development and, prior to that, served as our Senior Vice President of Marketing and Sales from February 2007 to July 2007 and our Vice President of Marketing and Sales from August 2004 to February 2007. From December 2001 to July 2004, Mr. Dixon served as Vice President of Marketing and Sales for Hess Microgen, a leading provider of commercial onsite cogeneration systems and services. From June 1995 to November 2001, Mr. Dixon was a Partner at Mercer Management Consulting, where he advised global Fortune 1000 technology, consumer products, and energy clients on customer and product strategy, economic choice analysis, and new business model development. Mr. Dixon holds degrees in Business Administration and Computer Science from Boston College and is a Certified Energy Manager.

Kevin Bligh has served as our Chief Accounting Officer since November 2009 and, prior to that, served as our Vice President of Finance from October 2007 to November 2009. From July 2005 to October 2007, Mr. Bligh served as an independent consultant, providing financial and accounting guidance to several publicly-traded and privately-held companies. From October 1995 to July 2005, Mr. Bligh served as General Manager and Chief Financial Officer of Blue Raven Technology, Inc. (formerly Pre-Owned Electronics, Inc.), a privately-held computer and technology company, where he was responsible for all financial and treasury functions of the company and day-to-day operational, manufacturing and sales activities. Mr. Bligh’s other previous positions include Chief Financial Officer of Manager Software Products, Inc., a privately-held software company, where he was responsible for all financial and treasury functions of the company, and nine years at Arthur Andersen LLP, where his last position was Senior Manager. Mr. Bligh is a certified public accountant and holds a Bachelor of Science in Accounting from Bentley College.

Arthur W. Coviello, Jr. has served as a Director since June 2008. Since February 2011, Mr. Coviello has served as Executive Chairman of RSA, the Security Division of EMC Corporation and a provider of security, risk and compliance solutions. From September 2006, when EMC Corporation acquired RSA Security Inc., through January 2011, Mr. Coviello served as Executive Vice President and President of RSA. Prior to the acquisition of RSA Security Inc. by EMC Corporation, Mr. Coviello served as Chief

Executive Officer and on the board of directors of RSA Security Inc. from January 2000 to September 2006 and as acting Chief Financial Officer of RSA Security Inc. from December 2005 to May 2006. He served as President of RSA Security Inc. from March 1999 to September 2006. Mr. Coviello holds a Bachelor of Science in Accounting from the University of Massachusetts.

Our board of directors has concluded that Mr. Coviello should serve as a director as of the date of this proxy statement because he has substantial financial expertise that includes extensive knowledge of the complex financial, operational and international issues facing large companies, significant executive management experience at technology companies and a deep understanding of accounting principles and financial reporting rules and regulations. He acquired this knowledge in the course of serving in various leadership roles, including chief executive officer and acting chief financial officer, at global technology companies. Through those senior management positions, Mr. Coviello has demonstrated his leadership and business acumen. Our board of directors values Mr. Coviello’s extensive financial and technology industry expertise.

Richard Dieter has served as a Director since April 2007. From September 1976 through August 2002, Mr. Dieter served as an Accounting and Audit Partner for Arthur Andersen LLP, an accounting firm, and since August 2002, Mr. Dieter has been assisting Arthur Andersen LLP in the wind-down of its legacy public accounting business. From 1992 to 2001, Mr. Dieter served as chair of the AICPA-SEC International Task Force, and from 1997 to 2002, served as a member of the AICPA’s Auditing Standards Board. Mr. Dieter holds a Bachelor of Science in Business Administration from Boston University and a Master of Science in Accounting from the University of Massachusetts Amherst.

Our board of directors has concluded that Mr. Dieter should serve as a director as of the date of this proxy statement because he has extensive financial, accounting and consulting expertise, including a deep understanding of accounting principles and financial reporting rules and regulations, acquired over the course of his career at Arthur Andersen LLP. He has significant experience overseeing, from an independent auditor’s perspective, the financial reporting processes of large public companies in a variety of industries with a global presence. Through his leadership roles at Arthur Andersen LLP, Mr. Dieter gained substantial management and operational experience. Our board of directors values Mr. Dieter’s extensive financial and accounting expertise.

TJ Glauthier has served as a Director since April 2007 and served on our Strategic Advisory Board from May 2005 until April 2007. Mr. Glauthier has served as President of TJG Energy Associates, LLC, a California-based energy consulting firm, since January 2005. From May 2001 to December 2004, Mr. Glauthier served as the Chief Executive Officer and President of the Electricity Innovation Institute, which was an affiliate of the Electric Power Research Institute. From 1999 to 2001, Mr. Glauthier served as the Deputy Secretary and Chief Operating Officer of the U.S. Department of Energy. From 1993 to 1998, Mr. Glauthier served as the Associate Director for Natural Resources Energy and Science at the U.S. Office of Management and Budget in the Executive Office of the President. Mr. Glauthier also serves on the board of directors of Union Drilling, Inc., a company listed on The NASDAQ Global Market that provides contract land drilling services and equipment to oil and gas companies in the United States. Mr. Glauthier holds a Bachelor of Arts in Mathematics from Claremont McKenna College and an MBA from Harvard Business School.

Our board of directors has concluded that Mr. Glauthier should serve as a director as of the date of this proxy statement because he brings to the board substantial energy industry expertise, including expertise in both the public and private sector. He also brings in-depth knowledge of the opportunities and challenges facing global energy companies, specifically with respect to regulatory and financial issues. Mr. Glauthier has a deep understanding of our people, services and culture acquired during his service on our board of directors and, prior to that, as a member of our strategic advisory board. In addition, Mr. Glauthier’s service on another public company board provides him with valuable experience. Our board of directors values Mr. Glauthier’s extensive energy industry expertise.

Susan F. Tierney, Ph.D. has served as a Director since February 2010. Since July 2003, Dr. Tierney has served as a Managing Principal of Analysis Group, Inc., an economic, financial and business strategy consulting firm, where she specializes in energy industry issues. Prior to joining Analysis Group, Inc., Dr. Tierney served as Senior Vice President of Lexecon, Inc. (formerly The Economics Resource Group, Inc.), an economic and strategy consulting company, from November 1995 to July 2003. Since September 2008, Dr. Tierney has served as a director of Evergreen Solar, Inc., a company listed on The NASDAQ Global Market that develops, manufactures and markets solar power products. From June 2007 until November 2009, Dr. Tierney served as a director of Renegy Holdings, Inc., a biomass-to-electricity company that is the successor to Catalytica Energy Systems, Inc., where she had served as a director since December 2001. Dr. Tierney is co-chair of the National Commission on Energy Policy and is chairperson of the board of directors of The Energy Foundation, a non-profit organization. She also serves as a director of the Clean Air Task Force, Clean Air-Cool Planet, and the Northeast States Center for a Clean Air Future. From 2002 until 2004, she served as chairperson of the board for the Electricity Innovation Institute (a subsidiary of the Electric Power Research Institute, Inc., or EPRI), and she was a director of EPRI from 1998 to 2003 and from 2005 to 2006. From 1993 to 1995, she served as Assistant Secretary for Policy at the U.S. Department of Energy. Prior to her service at the U.S. Department of Energy, she held various positions in energy and environmental departments in the Commonwealth of Massachusetts from 1982 to 1993, including Secretary for Environmental Affairs and Commissioner of the Department of Public Utilities. She was an assistant professor at the University of California, Irvine from 1978 to 1982. Dr. Tierney received her doctorate and master’s degrees in regional planning from Cornell University and her bachelor’s degree from Scripps College.

Our board of directors has concluded that Dr. Tierney should serve as a director as of the date of this proxy statement because she brings to the board a wealth of complex energy industry expertise in both the public and private sector, specifically with respect to energy policy matters. Dr. Tierney also has unique and valuable insight into the challenges and strategies relevant to the energy industry as a whole, and to EnerNOC in particular, a deep understanding of the demand response industry, business acumen and significant analytical skills from years of experience as a consultant. In addition, her service on another public company board provides her with valuable experience. Our board of directors values Dr. Tierney’s extensive energy industry expertise.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that EnerNOC is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our current committee charters, policy on security holder communications with directors and corporate code of conduct and ethics described below are available in the “Corporate Governance” section of the “Investors” section of our website located at www.enernoc.com. Alternatively, you can request a copy of any of these documents by writing to: Investor Relations, c/o EnerNOC, Inc., 101 Federal Street, Suite 1100, Boston, Massachusetts 02110.

Board Determination of Independence

Under applicable director independence standards of The NASDAQ Stock Market LLC, or NASDAQ, a director only will qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that none of Arthur W. Coviello, Jr., Richard Dieter, TJ Glauthier or Susan F. Tierney, or any of their respective family members, has a relationship with the Company, its senior management or its independent registered public accounting firm which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under NASDAQ rules. In making this determination, our board of directors considered relationships that each non-employee director has with the Company, their beneficial ownership of our outstanding common stock and all other facts and circumstances our board of directors deemed relevant in determining their independence. The Company determined that Timothy G. Healy and David B. Brewster are not “independent directors” as defined under NASDAQ rules due to their employment with the Company.

The independent directors have selected Mr. Coviello to serve as our lead independent director.

Executive Sessions of Independent Directors

Executive sessions of our independent directors are generally held following each regularly scheduled in-person meeting of the board of directors. Executive sessions do not include any of our non-independent directors. The independent directors of the board of directors met in executive session five (5) times during the fiscal year ended December 31, 2010, which we refer to as fiscal 2010.

Board Meetings and Attendance

The board of directors met eight (8) times during fiscal 2010, either in person or by teleconference, and took action by unanimous written consent one (1) time. Each director who served as a director during fiscal 2010 attended at least 75% of the aggregate of: (1) the total number of board meetings held during the period of fiscal 2010 that he or she served as a director and (2) the total number of meetings held by all board committees during the period of fiscal 2010 that he or she served as a member of such committees.

The board of directors has adopted a policy under which each member of the board of directors is encouraged to attend each annual meeting of our stockholders. Seven of our eight then current directors attended our 2010 annual meeting of stockholders.

Committees of the Board of Directors

The board of directors has the following standing committees: audit committee, compensation committee, nominating and governance committee, and mergers and acquisitions committee, each of which operates pursuant to a separate charter that has been approved by the board of directors. Each committee reviews the appropriateness of its charter at least annually and holds executive sessions as it deems appropriate. Each committee retains the authority to engage its own advisors and consultants. The composition and responsibilities of each committee are summarized below.

Our board of directors has determined that all of the members of each of our board of directors’ four standing committees are independent as defined under the NASDAQ rules, including, in the case of all members of our audit committee, the independence requirements contemplated by Rule 10A-3 under the Securities and Exchange Act of 1934, as amended, or the Exchange Act.

Audit Committee.  As described more fully in its charter, the audit committee has the authority to retain and terminate the services of our independent registered public accounting firm, review annual financial statements, consider matters relating to accounting policy and internal controls, and review the scope of annual audits. Specifically, in fulfilling its role, the audit committee’s responsibilities include:

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving audit and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing and approving all related person transactions; and

•	establishing policies and procedures for the receipt and retention of accounting related complaints and concerns.

The members of the audit committee are Messrs. Coviello, Dieter and Glauthier. The board of directors has elected Mr. Dieter as the chairman of the audit committee and has determined that, based on Mr. Dieter’s significant experience and background in the practice of public accounting, he qualifies as an “audit committee financial expert,” as defined in Item 407(d)(5) of Regulation S-K. The audit committee met eight (8) times during fiscal 2010, either in person or by teleconference.

Compensation Committee.  Our compensation committee reviews and makes recommendations to our board of directors regarding our compensation policies, practices and procedures to ensure that the legal and fiduciary responsibilities of the board of directors are carried out and that such policies, practices and procedures contribute to our success. Specifically, the compensation committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;

•	evaluating the performance of our chief executive officer in light of such corporate goals and objectives and recommending to the independent members of the board of directors the compensation of our chief executive officer;

•	annually reviewing and making recommendations to our board of directors with respect to the compensation of our directors and executive officers;

•	overseeing and administering our equity-based compensation and incentive plans;

•	approving and overseeing reimbursement policies for directors, executive officers and key employees;

•	recommending to the board of directors that our stockholders approve, on an advisory basis, the compensation of our named executives, as disclosed in our proxy statements;

•	recommending to the board of directors the frequency of holding a vote on the compensation of our named executives;

•	reviewing and recommending the Compensation Discussion and Analysis for inclusion in our proxy statements; and

•	reviewing all compensation policies and practices for all of our employees to determine whether such policies and practices create risks that are reasonably likely to have a material adverse effect on our business.

The compensation committee may delegate authority to one or more subcommittees as it deems appropriate. The compensation committee has delegated to Timothy G. Healy, our chairman and chief executive officer, the authority to grant equity awards under our 2007 Stock Plan to our non-executive employees and our consultants, based on an aggregate number of equity awards, and subject to certain other limitations, as previously approved by our board of directors.

In January 2010, our compensation committee engaged DolmatConnell & Partners, or DolmatConnell, an outside compensation consulting firm, to conduct an annual review and analysis of our executive officer and director compensation programs and long-term incentive plan for our executive officers and directors. In connection with this review, DolmatConnell provided a comprehensive report consisting of market data and analysis in making compensation recommendations, as more fully described below under the heading “Compensation Discussion and Analysis.” Our chief executive officer preliminarily considered DolmatConnell’s recommendations and then participated in presenting those recommendations to our compensation committee. Our chief executive officer did not participate in the presentation or decision making process with respect to his compensation.

The processes and procedures followed by our compensation committee in considering and determining executive and director compensation for fiscal 2010 are described below under the heading “Compensation Discussion and Analysis.” We expect that our compensation committee will continue to periodically engage DolmatConnell or another outside executive compensation consultant to provide advice and resources to our compensation committee.

From January 1, 2010 until June 2, 2010, the members of the compensation committee were Messrs. Dieter and Glauthier and Adam Grosser. From June 2, 2010, the date on which Mr. Grosser’s term as a director of EnerNOC expired, until December 15, 2010, the date on which James Turner resigned from our board of directors, the members of the compensation committee were Messrs. Dieter, Glauthier and Turner. Since December 23, 2010, the members of the compensation committee have been, and continue to be, Messrs. Coviello, Dieter and Glauthier. Mr. Glauthier serves as the chairman of the compensation committee. The compensation committee met seven (7) times during fiscal 2010, either in person or by teleconference. During fiscal 2010, each member of the compensation committee was a “non-employee director,” as defined under applicable SEC rules and regulations.

Nominating and Governance Committee.  The nominating and governance committee’s role is to make recommendations to the board of directors as to the size and composition of the board of directors and its committees, and to evaluate and make recommendations as to potential candidates. Specifically, the nominating and governance committee’s responsibilities include:

•	developing and recommending to the board of directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating director candidates, including nominees recommended by stockholders;

•	identifying individuals qualified to become board members;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	annually reviewing, for each of our directors and nominees, the particular experience, qualifications, attributes or skills that contribute to the conclusion of the board of directors that the person should serve or continue to serve as a director, as well as how the directors’ skills and backgrounds enable them to function well together as a board;

•	developing and recommending to the board of directors a corporate code of conduct and ethics and a set of corporate governance guidelines; and

•	overseeing the evaluation of the board of directors and management.

The nominating and governance committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the nominating and governance committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, diversity, the extent to which the candidate would fill a present need on our board of directors, and concern for the long-term interests of the stockholders.

From January 1, 2010 until June 2, 2010, the members of the nominating and governance committee were Messrs. Glauthier, Grosser and Turner. From June 2, 2010, the date on which Mr. Grosser’s term as a director of EnerNOC expired, until December 15, 2010, the members of the nominating and governance committee were Messrs. Glauthier and Turner. Since December 15, 2010, the date on which Mr. Turner resigned from our board of directors, the members of the nominating and governance committee have been, and continue to be, Mr. Glauthier and Ms. Tierney. Ms. Tierney serves as the chairperson of the nominating and governance committee. The nominating and governance committee met five (5) times during fiscal 2010, either in person or by teleconference.

Mergers and Acquisitions Committee.  The mergers and acquisitions committee is responsible for overseeing matters relating to potential mergers, acquisitions, strategic investments and divestitures. Specifically, the mergers and acquisitions committee’s responsibilities include:

•	reviewing, and providing guidance to management and the board of directors with respect to, the Company’s acquisition, investment and divestiture strategies;

•	assisting management and the board of directors with the identification of acquisition, investment and divestiture opportunities;

•	advising management and overseeing the board of directors’ due diligence process with respect to proposed acquisitions, investments and divestitures;

•	reviewing acquisition, investment and divestiture candidates with management, when and as appropriate;

•	considering proposed acquisitions, investments or divestitures involving a total purchase price as estimated by management not in excess of $10 million, whether in cash or stock, and, if applicable, approving such transactions on behalf of the board of directors and providing a summary to the board of directors of the activity and the rationale at the next quarterly meeting of the board of directors; provided, however, that the mergers and acquisitions committee shall have the discretion to require approval by the full board of directors for any acquisition;

•	considering and making recommendations to the full board of directors as to proposed acquisitions, investments or divestitures involving a total purchase price as estimated by management in excess of $10 million;

•	providing reports to the board of directors of its meetings and activities on a regular basis; and

•	reviewing and assessing the adequacy of its charter annually and recommending any modifications to the charter, if and when appropriate, to the board of directors for its approval.

The mergers and acquisitions committee, which was formed on April 28, 2010, currently consists of Messrs. Coviello and Dieter. Mr. Coviello serves as the chairman of the mergers and acquisitions committee. The mergers and acquisitions committee met three (3) times during fiscal 2010, either in person or by teleconference.

Director Nomination Process

The process followed by our nominating and governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of the nominating and governance committee and the board of directors.

In considering whether to recommend any particular candidate for inclusion in the board of directors’ slate of recommended director nominees, our nominating and governance committee applies the criteria identified in the nominating and governance committee’s charter. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, diversity, absence of conflicts of interest and the ability to act in the interests of all stockholders. The nominating and governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our board of directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities.

In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to nominate a candidate to be considered for election as a director at the 2012 annual meeting of stockholders, it must comply with the procedures set forth in our bylaws and give timely notice of the nomination in writing to our secretary not less than 45 or more than 75 days prior to the first anniversary of the date on which we first mail our proxy statement relating to our 2011 annual meeting of stockholders. For each annual meeting, our nominating and governance committee will consider only one recommended nominee from any stockholder or group of affiliated stockholders, and such recommending stockholder or group must have held at least five percent of our common stock for at least one year. If a stockholder wishes simply to propose a candidate for consideration as a nominee by the nominating and governance committee, it should submit the recommendation to the nominating and governance committee in writing, by mail, courier or personal delivery. A nominating recommendation must be accompanied by the following information concerning the recommending stockholder:

•	name, address and telephone number of the recommending stockholder;

•	number of EnerNOC shares owned by the recommending stockholder and the time period for which such shares have been held;

•	if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held. Alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held; and

•	a statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of our next annual meeting of stockholders.

The recommendation must also be accompanied by the following information concerning the proposed nominee:

•	the information required by Items 401, 403 and 404 of Regulation S-K under the Securities Act of 1933, as amended, or the Securities Act;

•	a description of all relationships between the proposed nominee and the recommending stockholder, including any agreements or understandings regarding the nomination;

•	a description of all relationships between the proposed nominee and any of our competitors, customers, suppliers, labor unions or other persons with special interests regarding EnerNOC; and

•	the contact information of the proposed nominee.

The recommending stockholder must also furnish a statement supporting a view that the proposed nominee possesses the minimum qualifications as set forth below for director nominees and describing the contributions that the proposed nominee would be expected to make to the board of directors and to the governance of EnerNOC and must state whether, in its view, the proposed nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of EnerNOC. The recommendation must also be accompanied by the written consent of the proposed nominee (i) to be considered by the nominating and governance committee and interviewed if the committee chooses to do so in its discretion, and (ii) if nominated and elected, to serve as a director.

For all potential candidates, the nominating and governance committee may consider all factors it deems relevant, including the following threshold criteria:

•	candidates should possess the highest personal and professional standards of integrity and ethical values;

•	candidates must be committed to promoting and enhancing the long-term value of EnerNOC for its stockholders;

•	candidates must be able to represent fairly and equally all stockholders without favoring or advancing any particular stockholder or other constituency of EnerNOC;

•	candidates must have demonstrated achievement in one or more fields of business, professional, governmental, community, scientific or educational endeavor, and possess mature and objective business judgment and expertise;

•	candidates are expected to have sound judgment, derived from management or policy making experience that demonstrates an ability to function effectively in an oversight role;

•	candidates must have a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and energy industry experience; and

•	candidates must have, and be prepared to devote, adequate time to the board of directors and its committees.

Compensation Committee Interlocks and Insider Participation

From January 1, 2010 until June 2, 2010, the members of the compensation committee were Messrs. Dieter, Glauthier and Grosser. From June 2, 2010, the date on which Mr. Grosser’s term as a director of EnerNOC expired, until December 15, 2010, the date on which Mr. Turner resigned from our board of directors, the members of the compensation committee were Messrs. Dieter, Glauthier and Turner. Since December 23, 2010, the members of the compensation committee have been, and continue to be, Messrs. Coviello, Dieter and Glauthier. No member of the compensation committee was at any time during fiscal 2010 an officer or employee of EnerNOC (or any of its subsidiaries), or was formerly an officer of EnerNOC (or any of its subsidiaries). During fiscal 2010, no executive officer of EnerNOC served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee of EnerNOC; (ii) a director of another entity, one of whose executive officers served on the compensation committee of EnerNOC; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of EnerNOC.

Board Leadership Structure

Our board of directors is currently chaired by our chief executive officer. Our board of directors has also appointed Mr. Coviello as our lead independent director. From May 2008 until June 2, 2010, the date on which Mr. Grosser’s term as a director of EnerNOC expired, Mr. Grosser served as our lead independent director.

The positions of chairman of the board and chief executive officer of the Company have historically been combined, and Mr. Healy currently holds both positions. We currently believe that it is advantageous to have a chairman with an extensive history with and knowledge of the Company, as is the case with our chief executive officer who is also a founder of EnerNOC, as compared to a comparatively less informed independent chairman. We also believe this board leadership structure is currently appropriate because of the efficiencies achieved in having the role of chief executive officer and chairman combined, and because the detailed knowledge of our day-to-day operations and business that the chief executive officer possesses greatly enhances the decision making processes of the board of directors as a whole. We have a strong governance structure in place, including independent directors, to ensure the powers and duties of the dual role are handled responsibly. Furthermore, consistent with NASDAQ listing requirements, the independent directors regularly have the opportunity to meet without Mr. Healy in attendance, as discussed more fully above under “Executive Sessions of Independent Directors.”

Our board of directors appointed Mr. Coviello, and his predecessor, Mr. Grosser, as the lead independent director to help reinforce the independence of the board of directors as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined chief executive officer/chairman of the board. The lead independent director is empowered to, among other duties and responsibilities, preside over board meetings in the absence of the chairman of the board, preside over and establish the agendas for meetings of the independent directors, act as liaison between the chair and the independent directors, and, as appropriate upon request, act as a liaison to stockholders. In addition, it is the responsibility of the lead independent director to coordinate between the board of directors and management with regard to the determination and implementation of responses to any problematic risk management issues. As a result, we believe that the lead independent director can help ensure the effective independent functioning of the board of directors in its oversight responsibilities. In addition, we believe that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the chairman of the board, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors. In light of the chief executive officer’s extensive history with and knowledge of the Company, and because the lead independent director is empowered to play a significant role in the board of directors’ leadership and in reinforcing the independence of the board of directors, we currently believe that it is advantageous for the Company to combine the positions of chief executive officer and chairman.

Our Board of Directors’ Role in Risk Oversight

Management is responsible for managing the risks that we face. The board of directors is responsible for overseeing management’s approach to risk management that is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. The involvement of the full board of directors in reviewing our strategic objectives and plans is a key part of our board of directors’ assessment of management’s approach and tolerance to risk. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. In setting our business strategy, our board of directors assesses the various risks being mitigated by management and determines what constitutes an appropriate level of risk for us.

While the board of directors has ultimate oversight responsibility for overseeing management’s risk management process, various committees of the board of directors and the lead independent director assist it in fulfilling that responsibility. The audit committee assists the board of directors in its oversight of risk management in the areas of financial reporting, internal controls and compliance with legal and regulatory requirements. The compensation committee assists the board of directors in its oversight of the evaluation and management of risks related to our compensation policies and practices. In addition, the lead independent director assists in the determination and implementation of responses to any problematic risk management issues and helps ensure the effective independent functioning of the board of directors in its oversight responsibilities.

Diversity

Our nominating and governance committee has not adopted a formal diversity policy in connection with the consideration of director nominations or the selection of nominees. However, the nominating and governance committee will consider issues of diversity among the members of the board of directors in identifying and considering nominees for director, and will strive where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and energy industry experience on the board of directors and its committees.

Communicating with the Board of Directors

Our board of directors encourages open, frank and candid communications with our stockholders to the extent permissible under our internal policies and applicable laws and regulations. Our board of directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The chairman of our audit committee, with the assistance of our general counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Generally, stockholders who have questions or concerns should contact our Investor Relations department at (617) 532-8104. However, any stockholders who wish to address questions regarding our business directly with the board of directors, or any individual director, should direct his or her questions in writing to the board of directors at Attn: Security Holder Communications, Board of Directors, EnerNOC, Inc., 101 Federal Street, Suite 1100, Boston, Massachusetts 02110. Communications should not exceed 500 words in length and must be accompanied by the following information:

•	a statement of the type and amount of the securities of EnerNOC that the person holds;

•	any special interest, meaning an interest not in the capacity as a stockholder of EnerNOC, that the person has in the subject matter of the communication; and

•	the address, telephone number and e-mail address, if any, of the person submitting the communication.

Communications will be distributed to the board of directors, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. The following types of communications are not appropriate for delivery to directors under these procedures:

•	communications regarding individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to stockholders or other constituencies of ours, such as employees, members of the communities in which we operate our businesses, customers and suppliers, generally;

•	communications that advocate engaging in illegal activities;

•	communications that, under community standards, contain offensive, scurrilous or abusive content; and

•	communications that have no rational relevance to our business or operations.

Corporate Code of Conduct and Ethics

We have adopted a “code of ethics,” as defined by regulations promulgated under the Securities Act and the Exchange Act that applies to all of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A current copy of our corporate code of conduct and ethics is available in the “Corporate Governance” section of the “Investors” section of our website at www.enernoc.com. A copy of the corporate code of conduct and ethics may also be obtained, free of charge, from us upon a written request directed to: Investor Relations, c/o EnerNOC, Inc., 101 Federal Street, Suite 1100, Boston, Massachusetts 02110. We intend to disclose any amendment to or waiver of a provision of the corporate code of conduct and ethics that applies to our directors, principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website available at www.enernoc.com.

For more corporate governance information, you are invited to access the “Corporate Governance” section of the “Investors” section of our website available at www.enernoc.com.

Majority Vote Policy

It is the policy of EnerNOC that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit his or her offer of resignation for consideration by our nominating and governance committee. The nominating and governance committee will consider all of the relevant facts and circumstances and recommend to our board of directors the action to be taken with respect to such offer of resignation. Our board of directors will then act on the nominating and governance committee’s recommendation. Promptly following the board of directors’ decision, we will disclose that decision and an explanation of such decision in a filing with the SEC or a press release.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

We have prepared the following Compensation Discussion and Analysis to provide you with information that we believe is necessary to understand our executive compensation policies and decisions as they relate to the compensation for fiscal 2010 of our chief executive officer and other executive officers included in the Summary Compensation Table on page 35. The chief executive officer and these other executive officers are referred to in this proxy statement as our “named executives.” We also describe actions regarding compensation taken before or after fiscal 2010 when it enhances the understanding of our executive compensation program.

Executive Summary

The compensation committee believes that our executive compensation program is appropriately designed and reasonable in light of the executive compensation programs of our peer group companies and responsible in that it both encourages our named executives to work for our long-term prosperity and reflects a pay-for-performance philosophy, without encouraging our employees to assume excessive risks.

The highlights of our company performance for fiscal 2010 include:

•	we achieved our first full year of profitability in the Company’s history;

•	our revenues for fiscal 2010 increased by 47% over our revenues for the year ended December 31, 2009, or fiscal 2009;

•	we achieved all of our predetermined fiscal 2010 strategic and financial objectives, including our revenue, gross profit, net income and cash flow objectives applicable to fiscal 2010; and

•	we increased our megawatts under management to approximately 5,300 as of December 31, 2010 compared to approximately 3,550 as of December 31, 2009.

The highlights of our executive compensation program for fiscal 2010 and for the year ending December 31, 2011, or fiscal 2011, include:

•	in line with our pay-for-performance philosophy, we offer reasonable employment agreements that do not contain multi-year guarantees for salary increases, non-performance based guaranteed bonuses or equity compensation;

•	in fiscal 2010, long-term equity incentive awards accounted for approximately 79.3% of total compensation for our chief executive officer and 74.6% on average for our other named executives. The actual economic value of these awards will depend directly on the performance of our stock price over the period during which the awards vest and, with respect to stock options, could be as little as zero if our stock price were less than the exercise price of such stock options;

•	in order to provide long-term incentives for our named executives to continue their employment with us, equity awards generally vest over four years and our compensation committee applied an annual, as opposed to a quarterly or monthly, vesting schedule to such awards granted to our executive officers in fiscal 2010 and fiscal 2011;

•	our chief executive officer, Mr. Healy, beneficially owned 3.5% of our common stock as of March 31, 2011, which significantly aligns his interests with those of our stockholders;

•	Mr. Healy’s total direct compensation in fiscal 2010 was higher than in fiscal 2009. This increase was due solely to the value of long-term equity awards granted to Mr. Healy in February 2010, which were granted based on a number of factors, including past performance, anticipated future contributions and the desired retention of Mr. Healy’s services. Additionally, the amounts disclosed in the executive compensation tables generally reflect the grant-date fair values of stock options, but the actual economic value of stock options will depend directly on the performance of our stock price over the period during which such stock options can be exercised;

•	the change of control cash benefits for our named executives are structured on a double-trigger rather than a single-trigger basis;

•	we do not provide any tax gross-up benefits for excise taxes associated with change of control compensation, or otherwise;

•	we provide very few executive fringe benefits. We do not offer access to personal security, private airplanes, financial planning advice, tax preparation services or club memberships; and

•	for fiscal 2011, our compensation committee eliminated the individual performance objectives as a component of annual performance-based bonus awards and instead shifted to annual performance-based awards based entirely on predetermined corporate objectives.

The relative total stockholder return of our common stock has underperformed other companies in our Global Industry Classification Standard, or GICS, commercial services and supplies industry group as of the one and three-year periods ending December 31, 2010 despite our strong financial performance achievements during fiscal 2010. We continue to believe that executive compensation should be tied to financial performance metrics, such as revenue, earnings per share and free cash flow, that drive value and contribute to the long-term prosperity of the Company rather than stock price metrics that can unnecessarily encourage short-term risk and encourage relative volatility during arbitrary periods, not long-term stockholder value. Our stock price has fluctuated significantly since our common stock began trading on The NASDAQ Global Market on May 18, 2007, from a low of $4.80 to a high of $50.50. We believe that this volatility is due to several factors, including the recent volatility of the stock market in general and the fact that we operate in a nascent and regulated industry. The volatility of stocks for companies in the energy and technology industry often does not relate to the operating performance of the companies represented by the stock, which is why we believe linking executive compensation solely to stockholder return is not in the best interest of the Company and our stockholders. However, we realize that total stockholder return does impact our named executives’ compensation in that it reduces the realizable equity beneficially owned by such individuals and in that way is linked to executive compensation.

Executive Compensation Program Objectives and Philosophy

Our compensation program is designed to attract and retain qualified and talented executives, motivating them to achieve our business goals and rewarding them for superior short- and long-term performance. In particular, our compensation program is generally intended to reward the achievement of specified, predetermined goals and to align our executives’ interests with those of our stockholders in order to attain the ultimate objective of increasing stockholder value. In determining our executive officer compensation, we consider generally available compensation data from companies in the energy and technology industries that we believe are generally comparable to us in terms of industry, revenues, market capitalization, growth, and pioneering new industry segments and vertical markets, and against which we believe we compete for executive talent. This peer group of companies is reviewed by management and our compensation committee periodically. From time to time, we also engage outside executive compensation consultants to assist our compensation committee in its review of our compensation program and in implementing any changes or additions to our compensation mix.

The compensation committee has approved a compensation philosophy which is intended to bring base salary amounts for our named executives in line with approximately the 50thpercentile of the market consensus, which consists of the public companies in our peer group set forth below and compensation data provided by our outside executive compensation consultant, DolmatConnell, from a composite of published executive compensation surveys. We refer to both the data derived from this peer group and the compensation data derived from the composite of published executive compensation surveys as the 2010 DolmatConnell report. Our compensation committee has also approved a compensation philosophy which is intended to bring annual performance-based bonus amounts and long-term incentive compensation for our named executives in line with approximately the 75th percentile of the market consensus, based on the 2010 DolmatConnell report. The compensation committee believes that these percentiles are in line with investor expectations and that having a higher percentile for performance-based compensation will motivate management over the longer term. In addition to these percentiles, the compensation committee considers the breadth of responsibilities of each of our executive officers, as well as each executive officer’s contribution to our performance, in determining the appropriate level of compensation.

Peer Group

DolmatConnell compiled for us the data for a peer group of publicly-traded clean technology companies, power generation companies, and technology and software services companies, which we refer to as our 2010 compensation peer group. The companies comprising our 2010 compensation peer group were:

•	American Semiconductor Corp.

•	Art Technology Group, Inc.

•	Aruba Networks, Inc.

•	athenahealth, Inc.

•	Badger Meter, Inc.

•	Blackboard, Inc.

•	Constant Contact, Inc.

•	CyberSource Corp.

•	Echelon Corp.

•	Eclipsys Corp.

•	Evergreen Solar, Inc.

•	Fuelcell Energy, Inc.

•	Fuel Tech, Inc.

•	GT Solar International, Inc.

•	Isilon Systems, Inc.

•	Maxwell Technologies, Inc.

•	Netezza Corp.

•	NetLogic Microsystems, Inc.

•	NetScout Systems, Inc.

•	NetSuite, Inc.

•	RightNow Technologies, Inc.

•	Riverbed Technology, Inc.

•	TechTarget, Inc.

•	TeleCommunication Systems, Inc.

•	Terremark Worldwide, Inc.

•	ValueClick, Inc.

The composition of our 2010 compensation peer group was different than the peer group that we used in evaluating our named executive compensation components for 2009 and was updated in order to better represent our market for executive talent, with an expanded industry focus that included companies in the broader technology spectrum in addition to prior years’ focus on clean technology and power generation companies. Specifically, our 2010 compensation peer group excluded those companies from our 2009 compensation peer group that no longer fit the financial criteria that we determined should be utilized in developing our 2010 compensation peer group. We also added several companies to our 2010 compensation peer group that are substantially larger in revenues and market capitalization as compared to our 2009 compensation peer group in order to better reflect our significantly increased revenues and market capitalization. The companies in our 2010 compensation peer group had a median revenue of $195 million, compared to our revenue of $184 million, and a median market capitalization of $553 million, compared to our market capitalization of $635 million. The difference in our 2010 compensation peer group as compared to our 2009 compensation peer group did not have any impact on the target percentiles that we used to determine named executive compensation.

Our compensation committee considered the 2010 DolmatConnell report, which allowed the compensation committee to better understand where our named executives’ compensation packages stood relative to other similarly situated executive officers in our 2010 compensation peer group, in making its executive compensation recommendations to our board of directors in February 2010.

Specifically, in February 2010, based upon the recommendations of the compensation committee, our board of directors approved (i) the annual base salaries of each of our named executives, (ii) the targets for 2010 bonus amounts applicable to our named executives, and (iii) long-term equity incentive awards issued to certain of our named executives and generally subject to four-year vesting schedules. The compensation committee recommended, and the board of directors approved, these elements of compensation in order to maintain base salary amounts in line with approximately the 50th percentile of the market consensus and to bring or maintain annual performance-based bonus amounts and long-term equity incentive compensation in line with approximately the 75th percentile of the market consensus.

Elements of Compensation

The primary elements of our executive compensation program are:

•	base salary;

•	annual performance-based bonus awards;

•	long-term equity incentive awards, including stock options, restricted stock awards and restricted stock unit awards, which are generally subject to four-year vesting schedules;

•	other benefits, such as medical and dental insurance, life and disability insurance and a 401(k) plan; and

•	severance and change of control payments.

We do not have any formal or informal policy or target for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of non-cash compensation. Instead, our compensation committee, after reviewing market and peer group information provided by DolmatConnell, subjectively recommends to our board of directors what it believes to be an appropriate level and mix of various compensation components. In determining total compensation, we try to balance short-term cash compensation and long-term equity by offering reasonable base salaries and opportunities for growth through our equity incentive awards.

Determining and Setting Executive Compensation

Utilizing the philosophy outlined above, our compensation committee reviews and recommends to our board of directors the structure of our executive compensation program, including appropriate target levels and performance measures, and administers our executive compensation program. This section discusses, in greater detail, the processes and procedures for the consideration and determination of executive compensation that were in effect for fiscal 2010 and any changes made subsequent to fiscal 2010.

Role of Our Executive Officers

Our chief executive officer’s role in the compensation process for fiscal 2010 began with the establishment of our other named executives’ individual performance objectives against which the payment of a certain percentage of their annual performance-based bonus awards for fiscal 2010 would be measured. Our chief executive officer formulated each of our other named executive’s annual individual performance objectives at the beginning of fiscal 2010 and orally communicated to them their respective objectives. The chief executive officer’s role in the compensation process for fiscal 2010 continued with his review of our other named executives, which occurred in early 2011 and included an assessment of the completion of the named executive’s prior year’s performance objectives. With respect to each named executive, our chief executive officer elicited oral performance evaluations of that named executive from our other named executives. None of our named executives were allowed to evaluate themselves. Upon completion of these performance evaluations, our chief executive officer met with each named executive and reviewed his prior year’s performance and completion of objectives. Our chief executive officer also considered the 2010 DolmatConnell report when evaluating the performance of our named executives. Our chief executive officer then provided comprehensive recommendations to our compensation committee for salary increases, based generally on the 2010 DolmatConnell report, and a certain percentage of the annual performance-based bonus awards for each of our named executives, based generally on their respective performance evaluations.

Our chief executive officer did not participate in the review of, or decision making process with respect to, his own compensation for fiscal 2010. With respect to the compensation of our chief executive officer, Mr. Samuels, our executive vice president, elicited oral performance evaluations regarding our chief executive officer from each of our other named executives. Upon completion of all performance evaluations, Mr. Samuels met with our chief executive officer and communicated the results of these evaluations to him. Mr. Samuels then provided comprehensive recommendations to our compensation committee for a certain percentage of the annual performance-based bonus award for our chief executive officer based on the oral performance evaluations from each of our other named executives.

Our executive officers do not have a role in the review of, or decision making process with respect to, any long-term equity incentive awards granted to our named executives, except for our chief executive officer, who provides input to our compensation committee with respect to any long-term equity incentive awards granted to our other named executives.

Role of Our Compensation Committee and Board of Directors

Our board of directors appoints the members of its compensation committee and delegates to the compensation committee the direct responsibility for overseeing the design and administration of our executive officer and director compensation programs. The goal of our compensation committee is to ensure that our compensation program is aligned with our business goals and objectives and that the total compensation paid to each of our executive officers is fair, reasonable and competitive. Our compensation committee periodically reviews and makes recommendations to our board of directors with respect to overall executive compensation determinations, including determinations regarding the compensation of our chief executive officer, as described below. Our compensation committee also reviews and makes recommendations to our board of directors regarding any long-term equity incentive awards granted to our executive officers, including our chief executive officer.

For fiscal 2010, the compensation committee reviewed and discussed the recommendations made by our chief executive officer for determining a certain percentage of the annual performance-based bonus awards for each of our other named executives. Based on these recommendations, and after taking into account the relevant target percentiles upon which our compensation philosophy is based and the achievement of our predetermined corporate objectives for fiscal 2010, the compensation committee ultimately made recommendations to our board of directors for annual performance-based bonus awards for each of our named executives other than our chief executive officer. With respect to determining our chief executive officer’s annual performance-based bonus award for fiscal 2010, the compensation committee considered the achievement of our predetermined corporate objectives and our overall performance during fiscal 2010, as well as the recommendations made by Mr. Samuels, as described above. Based on these considerations and recommendations, and after taking into account the relevant target percentiles upon which our compensation philosophy is based, the compensation committee ultimately made recommendations to our board of directors for determining our chief executive officer’s annual performance-based bonus award for fiscal 2010.

Our board of directors considers and has final approval over the recommendations of the compensation committee regarding the compensation of our named executives, including our chief executive officer.

Base Salary

Base salary is used to compensate our executive officers based on:

•	experience associated with the position;

•	level of responsibility;

•	skills;

•	knowledge;

•	base salary level in prior years;

•	contributions in prior years; and

•	recommendations made by our chief executive officer (except for his own salary) and our outside executive compensation consultant.

The compensation committee does not assign relative weights or rankings to these factors, but instead makes a subjective determination based upon the consideration of all of these factors.

We typically set base salaries for our named executives in our offer letter to the named executive at the outset of employment, except in the case of our chief executive officer and our president, both of whom entered into employment agreements with the Company at the outset of their employment, which have subsequently been amended. None of our named executives is currently party to an employment agreement that provides for automatic or scheduled increases in base salary. However, from time to time in the discretion of our board of directors, following recommendations of our compensation committee and consistent with our executive compensation program objectives, we evaluate our named executives’ base salaries, together with other components of compensation, for adjustment based on our assessment of their performance and compensation trends in our industry.

None of our named executives’ base salaries were increased in February 2010 as the compensation committee determined that their respective base salaries were in line with approximately the 50th percentile of our 2010 compensation peer group, with the exception of Mr. Weller. Mr. Weller joined the Company in July 2009 and, upon recommendation of the compensation committee, our board of directors approved his annual base salary of $300,000, as set forth in the employment offer letter that we entered into with Mr. Weller. Mr. Weller’s annual base salary was at the 75th percentile of our 2010 compensation peer group due to the experience that Mr. Weller brings to his position.

In February 2011, our compensation committee, after factoring in the results of an annual review performed by DolmatConnell in early 2011 regarding our executive officer compensation program, which we refer to as the 2011 DolmatConnell report and which included a modified peer group as compared to the 2010 compensation peer group, recommended to our board of directors, and our board of directors approved, an increase in the base salary of Mr. Healy from $400,000 to $410,000, Mr. Brewster from $325,000 to $355,000, Mr. Samuels from $300,000 to $330,000, Mr. Weller from $300,000 to $330,000 and Mr. Dixon from $235,000 to $265,000. These salary increases were approved in order to maintain base salary amounts in line with approximately the 50th percentile of the updated market consensus, as set forth in the 2011 DolmatConnell report. In addition, the compensation committee recognized that the base salaries of our named executives had not increased since 2009 and, in the case of Messrs. Healy and Brewster, had not increased since 2008.

Annual Performance-Based Bonus Awards

Overview

Currently, all employees, including named executives, are eligible for annual performance-based bonus awards. We provide this opportunity as a way to attract and retain highly skilled and experienced employees and to motivate them to achieve certain performance objectives. The compensation committee recommends to our board of directors, and our board of directors approves, the specific amount of annual performance-based bonuses to be awarded to our named executives, including our chief executive officer and our president, based generally on the achievement of certain predetermined performance objectives. For fiscal 2010, a certain percentage of our named executives’ annual performance-based bonus awards was based on the Company’s achievement of certain predetermined financial targets applicable to fiscal 2010, which were set forth in our budget. We refer to this as the corporate performance bonus amount. The remaining percentage of our named executives’ annual performance-based bonus awards for fiscal 2010 was based on the achievement of predetermined individual performance goals, except in the case of our chief executive officer, whose remaining percentage was based on the Company’s overall success during fiscal 2010 and his performance evaluations given by our other named executives. We refer to this as the individual performance bonus amount. The individual performance bonus amount was recommended by our chief executive officer, except in the case of our chief executive officer, whose individual performance bonus amount was recommended by Mr. Samuels and our compensation committee. We believe achievement of any predetermined performance objectives will improve short-term operational financial results and long-term growth and stockholder value consistent with the interests of our stockholders. Annual performance-based bonus awards are generally determined in February of each year following the fiscal year of performance as a means to reward more immediately annual performance.

Performance Objectives

At the beginning of fiscal 2010, our board of directors approved specific company-related performance objectives upon which a certain percentage of the annual performance-based bonus awards of our named executives, including our chief executive officer and our president, for fiscal 2010 would be determined. The company-related objectives consisted of specified threshold levels of revenue, gross profit, net income (loss) and cash flow targets applicable to fiscal 2010. Our board of directors deemed these financial measurements as the best way to measure our corporate performance in fiscal 2010, and, if these measurements were achieved, that the likely result would be an increase in long-term stockholder value. The specific target levels of these financial measurements were determined with reference to target levels in our 2010 budget, which we used to manage our day to day business. The target levels established in our budget are sensitive financial information that, if publicly disclosed, could hinder our ability to effectively compete against our competitors, or put us at a significant competitive disadvantage in negotiations with third parties. The targets set forth in our budget were set at levels that represented an aggressive level of growth and financial performance with the intent that they would be difficult but achievable.

In addition, during early 2010 our chief executive officer established each of our other named executive’s individual goals for fiscal 2010, which are detailed below and which were designed to balance strategic and tactical objectives for the respective named executive. The individual goals were intended to be the result of a sustained focused effort on the part of each named executive. We expected that, in normal circumstances and with superior performance, each named executive could achieve substantially all of his goals and may over-achieve a subset of those goals. The 2010 individual performance goals on which a certain percentage of the 2010 annual performance-based bonus awards were based for each named executive, except for our chief executive officer, were as follows:

Mr. Brewster—expand our market share and enhance our thought leadership position through successful management of our regulatory affairs department; expand our addressable market by pursuing opportunities in international markets for our clean and intelligent energy management applications and services; educate public utility commissions and local governments about the benefits of our clean and intelligent energy management applications and services; and provide a significant contribution to our overall strategic planning.

Mr. Samuels—identify and manage selective acquisitions to reinforce our leadership position in the expanding clean and intelligent energy management applications and services sector; successfully lead and manage our legal and human resources departments; provide a significant contribution to our overall strategic planning; and successfully serve as a valuable resource to our board of directors as our corporate secretary.

Mr. Weller—lead and manage our finance, accounting and treasury functions; enhance our relationship with the investor community by creating a first class investor relations function; provide oversight with respect to our compliance under the Sarbanes-Oxley Act of 2002; recruit and retain talented finance personnel; and provide a significant contribution to our overall strategic planning.

Mr. Dixon—expand our market share and enhance our corporate image through successful management of our marketing department; launch a rebranding effort for our entire suite of clean and intelligent energy management applications and services; and establish a first rate product development function for our clean and intelligent energy management applications and services.

Our chief executive officer did not have predetermined individual goals established during fiscal 2010.

Annual Performance-Based Bonus Award Targets

Annual performance-based bonus award targets, which are generally set in the first quarter of each fiscal year, are recommended by our compensation committee and approved by our board of directors as a percentage of each named executive’s base salary. The compensation committee did not recommend an increase in the target bonus amounts for any of our named executives in February 2010 because the compensation committee determined, based on the 2010 DolmatConnell report, that their target bonus amounts were already at or near the 75th percentile of market consensus. The 2010 annual performance-based bonus awards of each of our named executives were designed to be based 80% on the achievement of the company-related objectives and 20% on the achievement of their respective individual performance goals or, in the case of our chief executive officer, on the Company’s overall success during fiscal 2010 and his performance evaluations. Both corporate and individual performance objectives were required to be met to receive 100% of the 2010 annual performance-based bonus award targets for each named executive. If both were not met, the compensation committee retained discretion to recommend less than 100% of the performance-based annual bonus award targets or to refrain from recommending any bonus and if such goals were exceeded, the compensation committee retained discretion to recommend amounts in excess of the bonus targets.

Amount of Annual Performance-Based Bonus Awards Earned in 2010

In February 2011, our compensation committee and our board of directors met to determine the bonus payments for fiscal 2010 performance. Representatives of DolmatConnell were also present at this meeting. Our chief executive officer made recommendations to our compensation committee regarding our other named executives’ 2010 individual performance bonus amounts based on his assessment of the achievement of their respective individual performance objectives. Mr. Samuels made a recommendation to our compensation committee regarding our chief executive officer’s 2010 individual performance bonus amount based on his assessment of our chief executive officer’s performance evaluations given by our other named executives. The compensation committee considered these recommendations and also reviewed the achievement of our 2010 corporate objectives and, in the case of our chief executive officer, the Company’s overall performance in fiscal 2010, as further discussed above.

For fiscal 2010, the compensation committee determined that we achieved more than 100% of our corporate objectives and that our named executives achieved more than 100% of their respective individual performance objectives. After examining our financial results and evaluating the performance of each named executive, the compensation committee determined that the amount of the annual performance-based bonus awards earned by Messrs. Healy, Brewster, Samuels, Weller and Dixon for fiscal 2010 performance were as follows:

		2010
	2010	Performance-Based	2010
	Performance-Based	Bonus Amount	Target Bonus Amount
Name and Position	Bonus Amount	(% of Base Salary)	(% of Base Salary)(1)

Timothy G. Healy	$440,000 (2)	110%	100%
Chairman of the Board and Chief Executive Officer
David B. Brewster	$275,000	85%	75%
President
David M. Samuels	$235,000	78%	70%
Executive Vice President
Timothy Weller	$220,000	73%	65%
Chief Financial Officer and Treasurer
Gregg Dixon	$300,000	128%	115%
Senior Vice President of Marketing and Sales

(1)	The 2010 target bonus amounts (as a percentage of base salary) were approved by our board of directors in February 2010. For a more detailed discussion of these 2010 target bonus amounts, see the section below titled “—2010 Executive Bonus Plan.”

(2)	Mr. Healy received 100% of this amount in shares of our common stock at a price per share of $24.16, which represented the closing price of our common stock as reported on The NASDAQ Global Market on February 4, 2011, the date of the meeting of our board of directors at which his bonus amount was approved.

Total Compensation Comparison.  In fiscal 2010, performance-based bonus awards accounted for approximately 10.8% of total compensation for our chief executive officer and 11.9% on average for our other named executives.

2011 Executive Bonus Plan

In February 2011, our compensation committee, after factoring in the results of the 2011 DolmatConnell report, recommended to our board of directors, and our board of directors approved, our 2011 executive bonus plan, or the 2011 bonus plan. Pursuant to the 2011 bonus plan, the 2011 annual performance-based bonus amount for each named executive, which will be payable in cash or shares of our common stock and which is expected to be paid in early 2012, will be determined based solely upon the achievement of certain predetermined corporate performance objectives. Specifically, each named executive’s 2011 performance-based bonus amount will be based entirely on our achievement of certain revenue, earnings per share and free cash flow targets applicable to 2011, as set by our board of directors. The 2011 bonus plan deviates from the 2010 executive bonus plan, or the 2010 bonus plan, that our compensation committee recommended to our board of directors, and our board of directors approved, in February 2010 in that the individual performance bonus amount is no longer applicable under the 2011 bonus plan. In February 2011, the compensation committee also recommended to the board of directors, and the board of directors approved, the following target bonus amounts (as a percentage of base salary) for each named executive under the 2011 bonus plan:

2011 Target
Bonus Amounts
Name and Position	(% of Base Salary)

Timothy G. Healy	100%
Chairman of the Board and Chief Executive Officer
David B. Brewster	75%
President
David M. Samuels	75%
Executive Vice President
Timothy Weller	70%
Chief Financial Officer and Treasurer
Gregg Dixon	115%
Senior Vice President of Marketing and Sales

Long-Term Equity Incentives

In General.  We provide the opportunity for our named executives to earn long-term equity incentive awards. Long-term equity incentive awards provide our executives with the incentive to continue their employment with us for longer periods of time, which in turn, provides us with greater stability during our growth stage. These awards are also less costly to us in the short-term than cash compensation. Historically, our long-term equity incentive program for our executives has consisted of grants of stock options, restricted stock awards and restricted stock unit awards. In fiscal 2010, our long-term equity incentive program for our executives consisted of grants of stock options and restricted stock unit awards. Equity incentive awards are awarded based on various factors, including the responsibilities of the individual executive officer, his past performance, anticipated future contributions, prior equity incentive grants, including the vesting schedule of such prior grants, and the executive’s total cash compensation. It is the intention of the compensation committee to award long-term equity incentives to executives on an annual basis, although more frequent awards may be made at the discretion of the compensation committee, such as in the case of promotions or newly-hired executives.

Stock Options.  The compensation committee believes that stock option awards serve to enhance the link between the creation of stockholder value and long-term executive incentive compensation. Our stock option awards granted to certain of our named executives in fiscal 2010 were made under our 2007 Stock Plan by our compensation committee based on the factors described below under “2010 Equity Grants.” We grant all stock options to our named executives at exercise prices equal to the fair market value of our common stock, which is defined under the 2007 Stock Plan as the closing price of our common stock on The NASDAQ Global Market on the date of grant. Stock option grants are generally subject to a four-year vesting schedule, as we believe that time-based vesting provisions reward longevity and the commitment of our named executives.

Restricted Stock and Restricted Stock Unit Awards.  The compensation committee believes that restricted stock and restricted stock unit awards serve as a long-term retention tool for our executive officers and are less dilutive than stock options since a lesser number of shares provide the same value as a greater number of stock options. The compensation committee also believes that restricted stock and restricted stock unit awards motivate our named executives to increase the value of our common stock. Our restricted stock unit awards granted to our named executives in fiscal 2010, which were issued under our 2007 Stock Plan, were made by our compensation committee based on the factors described below under “2010 Equity Grants.” Restricted stock and restricted stock unit awards are generally subject to a four-year vesting schedule, as we believe that these time-based vesting provisions reward longevity and the commitment of our named executives. In February 2009, we began granting restricted stock units to our executive officers as part of our executive compensation program due to the fact that restricted stock units are easier to administer than restricted stock awards; however, subsequent to February 2009 we have granted, and will likely continue to grant, restricted stock awards to our executive officers under certain circumstances.

2010 Equity Grants.  In February 2010, the compensation committee recommended that our board of directors grant restricted stock unit awards to all of our named executives, in order to align our named executives’ ownership interests with the long-term interests of our stockholders and to provide an incentive for our named executives to continue their employment with the Company for a long period of time. The compensation committee believed that granting restricted stock units to all of our named executives would help as a retention tool if our stock price decreased due to market conditions. Also in February 2010, the compensation committee recommended that our board of directors grant stock options to Messrs. Healy and Brewster, primarily because the compensation committee believed that it was appropriate to award the founders of the Company varying types of long-term equity incentive awards in order to provide incentive to both retain Messrs. Healy and Brewster and to align the interests of Messrs. Healy and Brewster with the interests of our stockholders. In each case, our board of directors approved the option grants and restricted stock unit awards recommended by the compensation committee. The compensation committee based these grants on the 2010 DolmatConnell report to maintain the named executives’ long-term incentive compensation at or near the 75th percentile of the market consensus, as discussed above under “Executive Compensation Program Objectives and Philosophy.”

In February 2010, Mr. Samuels was granted 25,000 fully vested shares of our common stock by our board of directors, based upon the recommendation of our compensation committee, in recognition of Mr. Samuels’ contributions to the success of the Company.

Total Compensation Comparison.  In fiscal 2010, long-term equity incentive awards accounted for approximately 79.3% of total compensation for our chief executive officer and 74.6% on average for our other named executives.

Equity Grant Valuation Methodology.  In February 2009, our compensation committee, after factoring in the results of the annual review performed by DolmatConnell in early 2009 regarding our executive officer compensation program, recommended to our board of directors, and our board of directors approved, an alternative valuation methodology applicable to any future long-term equity incentives awarded to our executive officers than we have traditionally used. Specifically, our board of directors decided in early 2009 to move towards utilizing the “value transfer” model to assign grant date fair value to our long-term equity incentive awards. The value transfer model removes the effects of stock price fluctuations and presents long-term equity incentive awards as a percentage of a company’s outstanding shares, ultimately expressed as a number of shares rather than a dollar value. Prior to February 2009, the approach we used to determine executive officer equity grants used a fixed dollar value and divided that dollar value by the Black-Scholes value of the underlying equity. The board of directors determined in February 2009, based in part on the advice of DolmatConnell, that this approach did not effectively align with incentivizing our executive officers to perform well. Specifically, if a fixed dollar value is applied to an equity grant and the price of our common stock declines, then the resulting calculation under this approach would amount to a larger number of shares to be issued to the executive officer than the amount we would have issued had our stock price not declined. Conversely, if our executive officers perform well and our stock price increases, the resulting calculation would amount to fewer shares to be issued to them. We believe that dilutive issuances of shares of our common stock should be avoided if our stock price declines, and that our executive officers should not be disproportionately diluted if our stock price increases. Since the value transfer model bases grants on the number of outstanding shares, we believe it more appropriately motivates our executive officers and aligns long-term incentives with our stockholders’ interests. Our board of directors believes the value transfer model provides the most equitable and appropriate approach for equity awards because it transfers a proportion of our shares that is consistent with the practices of our peer group companies, independent of share price fluctuations.

Equity Grant Practices.  We typically make grants of equity awards, which are recommended by our compensation committee and approved by our full board of directors, to our executive officers on an annual basis or the commencement of an executive’s employment with us. Annual equity grants made to our executive officers are usually recommended by the compensation committee and approved by the board of directors at regularly scheduled meetings held during the first quarter of each fiscal year, and equity grants to new executive officers are approved prior the executive’s first day of employment. The exercise price of each stock option grant to our executive officers is generally the closing price of our common stock on the date of the grant. If the meeting to approve the equity grants to our executive officers is held during the “quiet period” preceding our earnings announcement or any other material announcement, the grant date is the third business day after the “quiet period” ends, and the price is the closing price of our common stock on such date. For instance, our board of directors approved the annual equity awards made to our named executives on February 4, 2010; however, the grant date for those equity awards was February 17, 2010, which was the third business day after we made our earnings announcement.

Ownership Guidelines.  We currently do not require our directors or executive officers to own a particular amount of our common stock. Our compensation committee is satisfied that stock, stock option, and restricted stock and restricted stock unit holdings among our directors and executive officers are sufficient at this time to provide motivation and to align this group’s interest with those of our stockholders.

Other Benefits

Our named executives receive the same general health and welfare benefits as all of our other employees, including medical and dental insurance, life and disability insurance and the ability to participate in our 401(k) plan. We did not provide any personal benefits or perquisites in excess of $5,000 to any of our named executives in fiscal 2010.

Severance and Change of Control Payments

We provide protections for our named executives by including severance and change of control provisions in their employment or severance agreements, as the case may be. We provide these protections in order to attract and retain highly skilled and experienced executive officers, ensure stability and structure during our growth stage, and align the interests of our executives with those of our stockholders. We believe that the change of control and severance provisions applicable to our named executives allow us to remain at a competitive level that is commensurate with our size, industry and sustained performance.

Our chief executive officer and our president, if terminated other than for cause, or if they terminate their own employment for good reason, receive severance payments equal to the monthly amount of their annual base salary and the pro-rated monthly amount of their annual performance-based target bonus amount in effect on the date of such termination paid over 20 months. Under the same circumstances, our other named executives receive severance payments equal to 12 months of their annual base salary and their annual performance-based target bonus amount in effect on the date of such termination. We believe that the increased difficulty of finding comparable employment opportunities at the level of chief executive officer or president requires that companies provide longer terms for severance payments in order to attract and retain highly skilled and experienced individuals for these positions.

In the event of a change of control, certain provisions of our named executives’ employment arrangements, except for Mr. Weller’s employment arrangement, allow for acceleration of equity awards in the event the named executive is terminated without cause or the executive terminates his employment for good reason. We refer to this type of arrangement as “double trigger” acceleration. The provisions of our named executives’ equity agreements, except for Mr. Weller’s equity agreements, provide for accelerated vesting of a certain number of equity awards in the event of a change of control in which we are valued at $75 million or greater. We believe that this combination of double and single trigger equity vesting acceleration mechanisms incentivizes our named executives to achieve predetermined performance goals and rewards them for their part in increasing our value, while contemporaneously incentivizing them to maintain their employment after a friendly change of control. Pursuant to the terms of Mr. Weller’s employment with us, in the event of a change of control, the vesting of all of his outstanding equity awards will be accelerated, regardless of the level at which we are valued and regardless of whether Mr. Weller’s employment terminates subsequent to the change of control. In addition, in the event we terminate Mr. Weller’s employment other than for cause or he terminates his own employment for good reason, the vesting schedule for all of Mr. Weller’s unvested equity awards will be accelerated by six months. We believe that these acceleration provisions were necessary to incentivize Mr. Weller to accept our offer of employment.

Our severance and change of control provisions for our named executives and the definitions of cause, good reason, and change of control are summarized below under “Potential Payments Upon Termination or Change of Control.” Our analysis of our severance and change of control provisions indicates that they are standard and in the range of such terms for similarly situated named executives at other companies.

Executive Compensation

Summary Compensation Table

The following table shows the total compensation paid or accrued during the fiscal years ended December 31, 2010, 2009 and 2008 to (1) our chief executive officer, (2) our chief financial officer, and (3) our three most highly compensated executive officers, other than our chief executive officer and chief financial officer, during fiscal 2010.

					Non-Equity
			Stock	Option	Incentive Plan
		Salary	Awards	Awards	Compensation		Total
Name and Principal Position	Year	($)	($)(1)	($)(1)	($)		($)
Timothy G. Healy	2010	401,538	1,429,500	1,797,699	440,000	(2)	4,068,737
Chairman of the Board	2009	401,538	450,450	378,836	475,000	(3)	1,705,824
and Chief Executive Officer	2008	392,692	940,200	899,050	300,000	(4)	2,531,942

David B. Brewster	2010	326,250	771,930	952,780	275,000	(5)	2,325,960
President	2009	326,250	300,300	252,557	300,000	(3)	1,179,107
	2008	324,038	626,800	408,659	200,000	(4)	1,559,497

David M. Samuels	2010	301,154	2,144,250	—	235,000	(5)	2,680,404
Executive Vice	2009	299,423	404,110	170,848	255,000	(6)	1,129,381
President	2008	282,346	1,253,600	286,061	160,000	(7)	1,982,007

Timothy Weller(8)	2010	301,154	1,286,550	—	220,000	(5)	1,807,704
Chief Financial Officer	2009	126,923	536,400	1,387,716	100,000	(6)	2,151,039
and Treasurer

Gregg Dixon	2010	235,904	1,286,550	—	300,000	(5)	1,822,454
Senior Vice President of	2009	231,866	173,250	148,563	320,000	(6)	873,679
Marketing and Sales	2008	198,077	313,400	286,061	210,000	(7)	1,007,538

(1)	These amounts represent the aggregate grant date fair value for stock awards and option awards for fiscal years 2010, 2009 and 2008, respectively, computed in accordance with Accounting Standards Codification 718, Stock Compensation, or ASC 718. A discussion of the assumptions used in determining grant date fair value may be found in Notes 1 and 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, or our 2010 Form 10-K. See also our discussion in our 2010 Form 10-K of stock-based compensation under Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Use of Estimates—Stock-Based Compensation.”

(2)	Mr. Healy received 100% of his 2010 performance-based bonus amount earned under the 2010 bonus plan in shares of our common stock at a price per share of $24.16, which represented the closing price of our common stock as reported on The NASDAQ Global Market on February 4, 2011, the date of the meeting of our board of directors at which his bonus amount was approved.

(3)	Each of Messrs. Healy and Brewster received 100% of his respective 2009 performance-based bonus amount earned under our 2009 executive bonus plan in shares of our common stock at a price per share of $31.40, which represented the closing price of our common stock as reported on The NASDAQ Global Market on February 4, 2010, the date of the meeting of our board of directors at which his respective bonus amount was approved.

(4)	Each of Messrs. Healy and Brewster received 100% of his respective 2008 performance-based bonus amount earned under our 2008 executive bonus plan in shares of our common stock at a price per share of $11.09, which represented the closing price of our common stock as reported on The NASDAQ Global Market on February 12, 2009, the date of the meeting of our board of directors at which his respective bonus amount was approved.

(5)	The amounts shown were paid to each of Messrs. Brewster, Samuels, Weller and Dixon in February 2011 under the 2010 bonus plan.

(6)	The amounts shown were paid to each of Messrs. Samuels, Weller and Dixon in February 2010 under our 2009 executive bonus plan.

(7)	The amounts shown were paid to each of Messrs. Samuels and Dixon in February 2009 under our 2008 executive bonus plan.

(8)	Mr. Weller commenced employment as our chief financial officer and treasurer effective July 31, 2009.

Grants of Plan-Based Awards

The following table shows information regarding grants of non-equity incentive plan awards and grants of equity awards that we made during fiscal 2010 to each of our named executives.

			Estimated
			Future
			Payouts	All Other		All Other		Grant Date
			Under	Stock Awards:		Option Awards:	Exercise or	Fair Value
			Non-Equity	Number of		Number of	Base Price	of Stock
			Incentive Plan	Shares of		Securities	of Option	and Option
	Grant	Approval	Awards ($)(1)	Stock or		Underlying	Awards	Awards
Name	Date	Date	Target	Units (#)		Options (#)	($/Sh)(2)	($)(3)
Timothy G. Healy	2/4/10	2/4/10	400,000	—		—	—	—
	2/17/10	2/4/10	—	50,000	(4)	—	—	1,429,500
	2/17/10	2/4/10	—	—		100,000	28.59	1,797,699

David B. Brewster	2/4/10	2/4/10	243,750	—		—	—	—
	2/17/10	2/4/10	—	27,000	(4)	—	—	771,930
	2/17/10	2/4/10	—	—		53,000	28.59	952,780

David M. Samuels	2/4/10	2/4/10	210,000	—		—	—	—
	2/17/10	2/4/10	—	50,000	(4)	—	—	1,429,500
	2/17/10	2/4/10	—	25,000	(5)	—	—	714,750

Timothy Weller	2/4/10	2/4/10	195,000	—		—	—	—
	2/17/10	2/4/10	—	45,000	(4)	—	—	1,286,550

Gregg Dixon	2/4/10	2/4/10	270,250	—		—	—	—
	2/17/10	2/4/10	—	45,000	(4)	—	—	1,286,550

(1)	Reflects the target non-equity incentive plan award amounts under the 2010 bonus plan. For each of Messrs. Healy, Brewster, Samuels, Weller and Dixon, the amounts shown above reflect target award amounts for the full fiscal year. The amounts actually paid to Messrs. Healy, Brewster, Samuels, Weller and Dixon under the 2010 bonus plan are shown above in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

(2)	Our 2007 Stock Plan provides that the exercise price shall be determined by using the fair market value of our common stock, which is defined under the 2007 Stock Plan as the closing price of the our common stock on The NASDAQ Global Market on the grant date.

(3)	Amounts in this column represent the grant date fair value of each award computed in accordance with ASC 718. For a discussion of the assumptions underlying this valuation please see Notes 1 and 9 to our audited consolidated financial statements included in our 2010 Form 10-K. See also our discussion in our 2010 Form 10-K of stock-based compensation under Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Use of Estimates—Stock-Based Compensation.”

(4)	Represents a restricted stock unit award granted to the named executive.

(5)	Represents a stock award granted to Mr. Samuels.

Employment Agreements

Timothy G. Healy.  Pursuant to Mr. Healy’s second amended and restated employment agreement dated March 1, 2010, in effect as of December 31, 2010, Mr. Healy was eligible to receive an annual base salary of $400,000 per year.

David B. Brewster.  Pursuant to Mr. Brewster’s second amended and restated employment agreement dated March 1, 2010, in effect as of December 31, 2010, Mr. Brewster was eligible to receive an annual base salary of $325,000 per year.

For a more detailed discussion of these employment agreements, see the section below titled “— Potential Payments Upon Termination or Change of Control.”

2010 Executive Bonus Plan

In February 2010, our compensation committee recommended to our board of directors, and our board of directors approved, the 2010 bonus plan. Pursuant to the 2010 bonus plan, each named executive’s 2010 performance-based bonus award amount was determined based upon the achievement of certain predetermined individual and corporate performance objectives. Specifically, each named executive’s 2010 performance-based bonus award amount was weighted as follows: 80% was based on our achievement of certain revenue, gross profit, net income (loss) and cash flow targets for fiscal 2010, and 20% was based on the achievement of individual performance goals, except for our chief executive officer, whose 2010 individual performance bonus amount was based on the Company’s overall performance for fiscal 2010 and his performance evaluations given by our other named executives. The individual performance bonus amount was recommended by our chief executive officer, except in the case of our chief executive officer, whose individual performance bonus amount was recommended by Mr. Samuels and the compensation committee. The bonuses were paid within 90 days of the determination of the 2010 performance-based bonus amounts. Also in February 2010 and in connection with the 2010 bonus plan, the compensation committee recommended to the board of directors, and the board of directors approved, the 2010 target bonus amounts (as a percentage of base salary) applicable to each named executive, as set forth above in the section titled “— Amount of Annual Performance-Based Bonus Awards Earned in 2010.”

Fiscal 2010 Equity Awards

All of the stock option awards disclosed in the Grants of Plan-Based Awards table were issued under the 2007 Stock Plan and were granted with an exercise price per share equal to the fair market value of our common stock, which is defined under the 2007 Stock Plan as the closing price of our common stock on The NASDAQ Global Market on the date of grant. Subject to the terms of the 2007 Stock Plan and the option agreements issued in connection with these grants, all of the options granted in fiscal 2010 vest as to 25% of the shares on the first anniversary of the grant date and as to an additional 25% of the shares per year thereafter.

Some of our stock option awards may vest upon certain changes of control and others may vest upon a termination or a termination following a change of control as discussed below under “Potential Payments Upon Termination or Change of Control.”

All of the restricted stock unit awards disclosed in the Grants of Plan-Based Awards table were issued under the 2007 Stock Plan. Subject to the terms of the 2007 Stock Plan and the restricted stock unit agreements issued in connection with these grants, all of the restricted stock unit awards granted in fiscal 2010 vest as to 25% of the shares on the first anniversary of the grant date and as to an additional 25% of the shares per year thereafter. In February 2010, Mr. Samuels was granted 25,000 fully vested shares of our common stock by our board of directors, based upon the recommendation of our compensation committee, in recognition of Mr. Samuels’ contributions to the success of the Company. Some of our restricted stock and restricted stock unit awards may vest upon certain changes of control and others may vest upon a termination or a termination following a change of control as discussed below under “Potential Payments Upon Termination or Change of Control.”

Outstanding Equity Awards At Fiscal Year-End

The following table shows grants of stock options, unvested restricted stock unit awards and unvested restricted stock awards outstanding on December 31, 2010, the last day of fiscal 2010, to each of the named executives.

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option		Stock That		Stock That
	Options,	Options,		Exercise	Option	Have Not		Have Not
	Exercisable	Unexercisable		Price	Expiration	Vested		Vested
Name	(#)	(#)		($)	Date	(#)		($)(1)
Timothy G. Healy	15,215	—		0.35	1/11/15
	92,005	—		0.51	12/7/16
	21,875	3,125	(2)	38.13	6/29/17
	31,167	12,833	(3)	31.34	2/20/14
	23,375	27,625	(4)	11.55	2/12/15
	—	100,000	(5)	28.59	2/17/16
						1,250	(6)	29,888
						8,750	(7)	209,213
						21,937	(8)	524,514
						50,000	(9)	1,195,500

David B. Brewster	10,140	—		0.35	1/11/15
	7,428	—		0.51	5/11/16
	88,466	—		0.51	12/7/16
	2,729	191	(10)	7.54	2/7/17
	17,500	2,500	(2)	38.13	6/29/17
	14,167	5,833	(3)	31.34	2/20/14
	15,583	18,417	(4)	11.55	2/12/15
	—	53,000	(5)	28.59	2/17/16
						1,000	(6)	23,910
						5,833	(7)	139,467
						14,625	(8)	349,684
						27,000	(9)	645,570

David M. Samuels	13,022	—		0.51	12/7/16
	14,128	3,476	(11)	11.47	1/21/14
	10,541	12,459	(4)	11.55	2/12/15
						750	(6)	17,933
						2,917	(7)	69,745
						1,667	(12)	39,858
						9,562	(8)	228,627
						50,000	(9)	1,195,500

Timothy Weller	15,714	64,286	(13)	26.82	8/14/15
						45,000	(9)	1,075,950

Gregg Dixon	5,306	—		0.51	9/7/16
	19,614	—		0.51	12/7/16
	14,127	3,477	(14)	11.47	1/21/14
	9,166	10,834	(4)	11.55	2/12/15
						750	(6)	17,933
						2,917	(7)	69,745
						8,437	(8)	201,729
						45,000	(9)	1,075,950

(1)	Assumes a price per share of our common stock of $23.91, which represents the closing price of our common stock on The NASDAQ Global Market on December 31, 2010.

(2)	This option vested as to 25% of the shares on June 29, 2008 and as to an additional 2.08% of the shares on the first day of each calendar month thereafter.

(3)	This option vested as to 25% of the shares on February 20, 2009 and as to an additional 2.08% of the shares on the first day of each calendar month thereafter.

(4)	This option vested as to 25% of the shares on February 12, 2010 and as to an additional 2.08% of the shares on the first day of each calendar month thereafter.

(5)	This option vested as to 25% of the shares on February 17, 2011 and vests as to an additional 25% of the shares per year thereafter.

(6)	This restricted stock is subject to our lapsing repurchase right, which lapses as to approximately 17% of the shares per month from January 1, 2011 through June 29, 2011.

(7)	This restricted stock is subject to our lapsing repurchase right, which lapses as to approximately 7% of the shares per month from January 1, 2011 through February 20, 2012.

(8)	This restricted stock unit vested as to 25% of the shares on February 12, 2010 and vests as to an additional 11% of the shares per quarter thereafter.

(9)	This restricted stock unit vested as to 25% of the shares on February 17, 2011 and vests as to an additional 25% of the shares per year thereafter.

(10)	This option vested as to 25% of the shares on February 7, 2008 and as to an additional 2.08% of the shares on the first day of each calendar month thereafter.

(11)	Represents grant of option pursuant to a stock option exchange program offered by the Company that closed on January 21, 2009, or the exchange offer, in exchange for cancellation of options to purchase 12,000 shares and 14,000 shares originally issued on June 29, 2007 and February 20, 2008, respectively, under the 2007 Stock Plan. This option vested as to 10,093 shares on January 21, 2010 and as to an additional 2.08% of the shares on the first day of each calendar month thereafter.

(12)	This restricted stock is subject to our lapsing repurchase right, which lapses as to approximately 50% of the shares per month from January 1, 2011 through February 20, 2011.

(13)	This option vested as to 6.25% of the shares on August 14, 2010 and as to an additional 2.6% of the shares on the first day of each calendar month thereafter.

(14)	Represents grant of option pursuant to the exchange offer in exchange for cancellation of options to purchase 12,000 shares and 14,000 shares originally issued on June 29, 2007 and February 20, 2008, respectively, under the 2007 Stock Plan. This option vested as to 10,092 shares on January 21, 2010 and as to an additional 2.08% of the shares on the first day of each calendar month thereafter.

Option Exercises and Stock Vested

The following table shows information regarding exercises of options to purchase shares of our common stock and vesting of restricted stock and restricted stock unit awards held by each named executive during fiscal 2010. The value realized per share for options is based on the difference between the exercise price and the fair market value of the shares of common stock at the time the options were exercised. The value realized on vesting of restricted stock and restricted stock unit awards is based on the fair market value of the shares on the vesting date.

	Option Awards		Stock Awards
	Number of		Number of	Value
	Shares	Value Realized	Shares	Realized on
	Acquired	on Exercise	Acquired	Vesting
Name	on Exercise	($)(1)	on Vesting	($)(2)
Timothy G. Healy	—	—	42,190	1,311,676

David B. Brewster	—	—	27,929	867,162

David M. Samuels	—	—	81,382	2,424,301

Timothy Weller	—	—	20,000	624,400

Gregg Dixon	36,810	1,098,698	10,563	326,200

(1)	The amount shown in this column does not necessarily represent the actual value realized from the sale of the shares acquired upon exercise of options. The amount shown represents the difference between the option exercise price and the market price on the date of exercise, which is the amount that would have been realized if the shares had been sold immediately upon exercise.

(2)	The value realized is calculated by multiplying the number of vested shares or units by the closing price of our common stock on The NASDAQ Global Market on the applicable vesting date.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Nonqualified Deferred Compensation

We do not have any nonqualified defined contribution plans or other nonqualified deferred compensation plans.

Potential Payments Upon Termination or Change of Control

We have entered into agreements that may require us to make certain payments and/or provide certain benefits to the executive officers named in the Summary Compensation Table in the event of a termination of employment or a change of control. The following tables summarize the potential payments to each named executive assuming that certain termination or change of control events occur. The tables assume that each event occurred on December 31, 2010, the last day of fiscal 2010, and reflects salaries and bonuses payable on that date. For purposes of the tables below, we have assumed a price per share of our common stock of $23.91, which represents the closing price of our common stock on The NASDAQ Global Market on December 31, 2010.

Termination of Employment and Change of Control Arrangements

Timothy G. Healy, Chairman of the Board and Chief Executive Officer

	Termination by the	Change of Control
	Company Without	and EnerNOC
	Cause or by	Valued at
	Employee for	$75 Million
Executive Benefits and Payments Upon Termination	Good Reason	or Greater
Base Salary	$ 666,667 (1)	$0
Performance-Based Target Bonus	$ 666,667 (2)	$0
Acceleration of Vesting of Equity	N/A	100% of all unvested equity awards
Number of Stock Options and Value upon Termination	N/A	143,583 shares $341,445
Number of Shares of Vested Stock and Units Received and Value upon Termination	N/A	81,937 shares $1,959,114
Post-Term Benefits	$18,990	N/A
Total:	$1,352,324	$2,300,559

(1)	Amount equals 20 months of annual base salary.

(2)	Amount equals 20 months of pro-rated annual performance-based target bonus.

Pursuant to our second amended and restated employment agreement with Mr. Healy in effect on December 31, 2010, which we refer to as the Healy agreement, if Mr. Healy’s employment is terminated, he is entitled to payment of his accrued but unpaid base salary, an amount equal to the value of his accrued unused vacation days, and reimbursement of any expenses he properly incurred on behalf of us prior to termination. Also pursuant to the Healy agreement, if Mr. Healy’s employment is terminated by us without cause or by Mr. Healy for good reason, we are required to pay him over 20 months an amount equal to the monthly amount of his annual base salary and the pro-rated monthly amount of his annual performance-based target bonus amount in effect on the date of such termination. Upon such a termination, and for a period of 20 months following the termination date, we are also required to maintain, on the same terms, any benefits that Mr. Healy was receiving from us as of the termination date. If it is not permissible for us to continue coverage of Mr. Healy under any insurance plans, we are required to pay Mr. Healy such amount, net of state and federal income taxes, as will be sufficient for him to obtain such insurance coverage on an individual basis. In addition, pursuant to the Healy agreement, in the event of a change of control in which we are valued at $75 million or greater, 100% of Mr. Healy’s unvested equity awards shall become immediately vested and exercisable.

Under the Healy agreement, good reason means: (i) a substantial reduction in Mr. Healy’s then current base salary, without his consent, or (ii) material and continuing diminution of Mr. Healy’s title, responsibilities, duties and authority in our operation and management as compared to such title, responsibilities, duties and authority on the effective date of the Healy agreement, without his consent. Under the Healy agreement, cause means: (i) willful failure to perform, or gross negligence in the performance of, Mr. Healy’s duties for us or any of our affiliates, after written notice and an opportunity to cure; (ii) knowing and material breach by Mr. Healy of any obligation to us or any of our affiliates with respect to confidential information, non-competition, non-solicitation or the like; (iii) Mr. Healy’s breach of fiduciary duty, fraud, embezzlement or other material dishonesty with respect to us or any of our affiliates; or (iv) Mr. Healy’s conviction of, or plea of nolo contendere to, a felony, other than felonies vehicular in nature, or any other crime involving moral turpitude.

Under the Healy agreement, a change of control means (i) the sale of all or substantially all of our assets or issued and outstanding capital stock; or (ii) our merger or consolidation in which our stockholders immediately before such merger or consolidation do not own immediately after such merger or consolidation capital stock or other equity interests of the surviving corporation or entity representing more than 50% in voting power of capital stock or other equity interest of such surviving corporation or entity outstanding immediately after such merger or consolidation.

David B. Brewster, President

	Termination by	Change of Control
	the Company	and EnerNOC
	Without Cause	Valued at
	or by Employee	$75 Million
Executive Benefits and Payments Upon Termination	for Good Reason	or Greater
Base Salary	$541,667 (1)	$0
Performance-Based Target Bonus	$406,250 (2)	$0
Acceleration of Vesting of Equity	N/A	100% of all unvested equity awards
Number of Stock Options and Value upon Termination	N/A	79,941 shares $230,761
Number of Shares of Vested Stock and Units Received and Value upon Termination	N/A	48,458 shares $1,158,631
Post-Term Benefits	$18,990	N/A
Total:	$966,907	$1,389,392

(1)	Amount equals 20 months of annual base salary.

(2)	Amount equals 20 months of pro-rated annual performance-based target bonus.

Pursuant to our second amended and restated employment agreement with Mr. Brewster in effect on December 31, 2010, which we refer to as the Brewster agreement, if Mr. Brewster’s employment is terminated, he is entitled to payment of his accrued but unpaid base salary, an amount equal to the value of his accrued unused vacation days, and reimbursement of any expenses he properly incurred on behalf of us prior to termination. Also pursuant to the Brewster agreement, if Mr. Brewster’s employment is terminated by us without cause or by Mr. Brewster for good reason, we are required to pay him over 20 months an amount equal to the monthly amount of his annual base salary and the pro-rated monthly amount of his annual performance-based target bonus amount in effect on the date of such termination. Upon such a termination, and for a period of 20 months following the termination date, we are also required to maintain, on the same terms, any benefits that Mr. Brewster was receiving from us as of the termination date. If it is not permissible for us to continue coverage of Mr. Brewster under any insurance plans, we are required to pay Mr. Brewster such amount, net of state and federal income taxes, as will be sufficient for him to obtain such insurance coverage on an individual basis. Pursuant to the Brewster agreement, in the event of a change of control in which we are valued at $75 million or greater, 100% of Mr. Brewster’s unvested equity awards shall become immediately vested and exercisable.

Under the Brewster agreement, good reason means: (i) a substantial reduction in Mr. Brewster’s then current base salary, without his consent, or (ii) material and continuing diminution of Mr. Brewster’s title, responsibilities, duties and authority in our operation and management as compared to such title, responsibilities, duties and authority on the effective date of the Brewster agreement, without his consent. Under the Brewster agreement, cause means: (i) willful failure to perform, or gross negligence in the performance of, Mr. Brewster’s duties for us or any of our affiliates, after written notice and an opportunity to cure; (ii) knowing and material breach by Mr. Brewster of any obligation to us or any of our affiliates with respect to confidential information, non-competition, non-solicitation or the like; (iii) Mr. Brewster’s breach of fiduciary duty, fraud, embezzlement or other material dishonesty with respect to us or any of our affiliates; or (iv) Mr. Brewster’s conviction of, or plea of nolo contendere to, a felony, other than felonies vehicular in nature, or any other crime involving moral turpitude.

Under the Brewster agreement, a change of control means (i) the sale of all or substantially all of our assets or issued and outstanding capital stock; or (ii) our merger or consolidation in which our stockholders immediately before such merger or consolidation do not own immediately after such merger or consolidation capital stock or other equity interests of the surviving corporation or entity representing more than 50% in voting power of capital stock or other equity interest of such surviving corporation or entity outstanding immediately after such merger or consolidation.

David M. Samuels, Executive Vice President

	Termination		Change of Control
Change of Control
	Termination by		Change of Control	and Termination
	the Company		and EnerNOC	by the Company
	Without Cause		Valued at	Without Cause
Executive Benefits and Payments Upon	or by Employee		$75 Million	or by Employee
Termination	for Good Reason		or Greater	for Good Reason
Base Salary	$300,000	(1)	$0	$300,000(1)

Performance-Based Target Bonus	$210,000	(2)	$0	$210,000(2)

Acceleration of Vesting of Equity	N/A		Immediate vesting of equity awards that would otherwise vest in the six months following change of control	Immediate vesting of 100% of all equity awards

Number of Stock Options and Value upon Termination	N/A		5,069 shares $62,828	15,935 shares $197,235

Number of Shares of Vested Stock and Units Received and Value upon Termination	N/A		18,292 shares $437,362	64,896 shares $1,551,663

Post-Term Benefits	$12,644		N/A	$12,644

Total:	$522,644		$500,190	$2,271,542

(1)	Amount equals 12 months of annual base salary.

(2)	Amount equals the annual performance-based target bonus.

Pursuant to our severance agreement, as amended, with Mr. Samuels in effect on December 31, 2010, which we refer to as the Samuels agreement, if Mr. Samuels’ employment is terminated by us without cause or by Mr. Samuels for good reason, we are required to pay him an amount equal to 100% of his then-current annual base salary in 12 equal monthly installments and his annual performance-based target bonus in effect on the date of termination, as well as all accrued but unpaid base salary, vacation pay, and reasonable and necessary expenses incurred on behalf of us prior to the termination date. Upon such a termination, and for a period of 12 months following the termination date, we are also required to maintain, on the same terms, any benefits that Mr. Samuels was receiving from us as of the termination date. If it is not permissible for us to continue coverage of Mr. Samuels under any insurance plans, we are required to pay Mr. Samuels such amount, net of state and federal income taxes, as will be sufficient for him to obtain such insurance coverage on an individual basis. If Mr. Samuels’ employment is terminated by us without cause or by Mr. Samuels for good reason following a change of control, the number of equity awards equal to 100% of the unvested equity awards granted to Mr. Samuels shall become immediately vested and exercisable. In the event of a change of control in which we are valued at $75 million or greater, the vesting schedule for all of Mr. Samuels’ unvested equity awards shall be accelerated by six months, subject to the further acceleration provisions of the Samuels agreement.

Timothy Weller, Chief Financial Officer and Treasurer

	Termination by
	the Company
	Without Cause
	or by Employee
Executive Benefits and Payments Upon Termination	for Good Reason	Change of Control
Base Salary	$300,000(1)	$0
Performance-Based Target Bonus	$195,000(2)	$0
Acceleration of Vesting of Equity	Immediate vesting of equity awards that would otherwise vest in the six months following termination	Immediate vesting of 100% of all equity awards
Number of Stock Options and Value upon Termination	12,856 shares $0	64,286 shares $0
Number of Shares of Vested Stock and Units Received and Value upon Termination	11,250 shares $268,988	45,000 shares $1,075,950
Post-Term Benefits	$12,644	N/A
Total:	$776,632	$1,075,950

(1)	Amount equals 12 months of annual base salary.

(2)	Amount equals the annual performance-based target bonus.

Pursuant to our severance agreement with Mr. Weller in effect on December 31, 2010, which we refer to as the Weller agreement, if Mr. Weller’s employment is terminated by us without cause or by Mr. Weller for good reason, we are required to pay him an amount equal to 100% of his then-current annual base salary in 12 equal monthly installments and his annual performance-based target bonus in effect on the date of termination, as well as all accrued but unpaid base salary, vacation pay, and reasonable and necessary expenses incurred on behalf of us prior to the termination date. Upon such a termination, and for a period of 12 months following the termination date, we are also required to maintain, on the same terms, any benefits that Mr. Weller was receiving from us as of the termination date. If it is not permissible for us to continue coverage of Mr. Weller under any insurance plans, we are required to pay Mr. Weller such amount, net of state and federal income taxes, as will be sufficient for him to obtain such insurance coverage on an individual basis. In addition, in the event of such a termination by us without cause or by Mr. Weller for good reason, the vesting schedule for all of Mr. Weller’s unvested equity awards will be accelerated by six months. In the event of a change of control of the Company, the number of equity awards equal to 100% of the total equity awards granted to Mr. Weller shall become immediately vested and exercisable.

Gregg Dixon, Senior Vice President of Marketing and Sales

	Termination	Change of Control
Change of Control
	Termination by	Change of Control	and Termination
	the Company	and EnerNOC	by the Company
	Without Cause	Valued at	Without Cause
Executive Benefits and Payments Upon	or by Employee	$75 Million	or by Employee
Termination	for Good Reason	or Greater	for Good Reason
Base Salary	$235,000(1)	$0	$235,000(1)

Performance-Based Target Bonus	$270,250(2)	$0	$270,250(2)

Acceleration of Vesting of Equity	N/A	Immediate vesting of equity awards that would otherwise vest in the six months following change of control	Immediate vesting of 100% of all equity awards

Number of Stock Options and Value upon Termination	N/A	4,695 shares $58,206	14,311 shares $177,162

Number of Shares of Vested Stock and Units Received and Value upon Termination	N/A	15,125 shares $361,639	57,104 shares $1,365,357

Post-Term Benefits	$12,644	N/A	$12,644

Total:	$517,894	$419,845	$2,060,413

(1)	Amount equals 12 months of annual base salary.

(2)	Amount equals the annual performance-based target bonus.

Pursuant to our severance agreement with Mr. Dixon in effect on December 31, 2010, which we refer to as the Dixon agreement, if Mr. Dixon’s employment is terminated by us without cause or by Mr. Dixon for good reason, we are required to pay him an amount equal to 100% of his then-current annual base salary in 12 equal monthly installments and his annual performance-based target bonus in effect on the date of termination, as well as all accrued but unpaid base salary, vacation pay, and reasonable and necessary expenses incurred on behalf of us prior to the termination date. Upon such a termination, and for a period of 12 months following the termination date, we are also required to maintain, on the same terms, any benefits that Mr. Dixon was receiving from us as of the termination date. If it is not permissible for us to continue coverage of Mr. Dixon under any insurance plans, we are required to pay Mr. Dixon such amount, net of state and federal income taxes, as will be sufficient for him to obtain such insurance coverage on an individual basis. If Mr. Dixon’s employment is terminated by us without cause or by Mr. Dixon for good reason following a change of control, the number of equity awards equal to 100% of the unvested equity awards granted to Mr. Dixon shall become immediately vested and exercisable. In the event of a change of control in which we are valued at $75 million or greater, the vesting schedule for all of Mr. Dixon’s unvested equity awards shall be accelerated by six months, subject to the further acceleration provisions of the Dixon agreement.

Under our severance agreements with Messrs. Samuels, Weller and Dixon, good reason includes (i) a substantial reduction in the named executive’s then current base salary, without the named executive’s consent; or (ii) material and continuing diminution of the named executive’s title, responsibilities, duties and authority in our operation and management as compared to such title, responsibilities, duties and authority on the effective date of the respective severance agreement without the named executive’s consent. Under our severance agreement with Mr. Weller, good reason also includes the relocation of Mr. Weller’s office more than 50 miles from its current location without Mr. Weller’s consent. Under the severance agreements with Messrs. Samuels, Weller and Dixon, cause includes: (i) willful failure to perform, or gross negligence in the performance of, the named executive’s duties for us or any of our affiliates, after written notice and an opportunity to cure; (ii) knowing and material breach by the named executive of any obligation to us or any of our affiliates with respect to confidential information, non-competition, non-solicitation or the like; (iii) the named executive’s breach of fiduciary duty, fraud, embezzlement or other material dishonesty with respect to us or any of our affiliates; or (iv) the named executive’s conviction of, or plea of nolo contendere to, a felony, other than felonies vehicular in nature, or any other crime involving moral turpitude.

Under our severance agreements with Messrs. Samuels, Weller and Dixon, change of control includes (i) the sale of all or substantially all of our assets or our issued and outstanding capital stock; or (ii) merger or consolidation involving us in which our stockholders immediately before such merger or consolidation do not own immediately after such merger or consolidation capital stock or other equity interests of the surviving corporation or entity representing more than 50% in voting power of capital stock or other equity interest of such surviving corporation or entity outstanding immediately after such merger or consolidation. Under our severance agreement with Mr. Weller, change of control also includes a change of the majority of the members of our board of directors as a result of a contested election (not through appointment or election by the stockholders in the ordinary course).

Non-Employee Director Compensation

The following table shows the total compensation paid or accrued during fiscal 2010 to each of our non-employee directors.

	Fees Earned	Stock
	or Paid	Awards	Total
Name	in Cash ($)	($)(1)	($)
Arthur W. Coviello, Jr.(2)	53,000	114,360	167,360
Richard Dieter(3)	67,250	114,360	181,610
TJ Glauthier(4)	71,500	114,360	185,860
Susan F. Tierney(5)	31,500	228,720	260,220
Adam Grosser(6)	—	—	—
James L. Turner(7)	39,500	114,360	153,860

(1)	These amounts represent the aggregate grant date fair value for stock awards granted in fiscal 2010 computed in accordance with ASC 718. A discussion of the assumptions used in determining grant date fair value may be found in Notes 1 and 9 to our audited consolidated financial statements included in our 2010 Form 10-K. See also our discussion in our 2010 Form 10-K of stock-based compensation under Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Use of Estimates—Stock-Based Compensation.”

(2)	On February 17, 2010, Mr. Coviello was granted a fully-vested stock award of 4,000 shares of our common stock, the grant date fair value of which was $114,360. As of December 31, 2010, the last day of fiscal 2010, Mr. Coviello held options to purchase 13,207 shares of our common stock, all of which were vested.

(3)	On February 17, 2010, Mr. Dieter was granted a fully-vested stock award of 4,000 shares of our common stock, the grant date fair value of which was $114,360. As of December 31, 2010, the last day of fiscal 2010, Mr. Dieter held options to purchase 29,446 shares of common stock, all of which were vested.

(4)	On February 17, 2010, Mr. Glauthier was granted a fully-vested stock award of 4,000 shares of our common stock, the grant date fair value of which was $114,360. As of December 31, 2010, the last day of fiscal 2010, Mr. Glauthier held options to purchase 23,784 shares of common stock, all of which were vested.

(5)	Ms. Tierney was elected to our board of directors in February 2010. On February 17, 2010, Ms. Tierney was granted a restricted stock unit award to acquire 8,000 shares of our common stock, the grant date fair value of which was $228,720. This restricted stock unit award vests over a three-year period from the date of grant at a rate of 8.33% per quarter beginning on May 17, 2010. As of December 31, 2010, the last day of fiscal 2010, 1,999 shares of common stock subject to this restricted stock unit award had vested and 6,001 shares of common stock subject to this restricted stock unit award were unvested.

(6)	Mr. Grosser’s term as a member of our board of directors expired on June 2, 2010.

(7)	On February 17, 2010, Mr. Turner was granted a fully-vested stock award of 4,000 shares of our common stock, the grant date fair value of which was $114,360. On December 15, 2010, Mr. Turner resigned as a member of our board of directors. As of December 31, 2010, the last day of fiscal 2010, Mr. Turner held options to purchase 51,811 shares of common stock, all of which were vested.

2010 Non-Employee Director Compensation Policy

Our board of directors, upon the recommendation of our compensation committee, approved our amended and restated non-employee director compensation policy, or the amended director compensation policy, in May 2010. The amended director compensation policy, which is described below, establishes compensation to be paid to our non-employee directors in order to provide an inducement to obtain and retain the services of qualified persons to serve as members of our board of directors. The amended director compensation policy was applicable to all compensation, including equity compensation, paid to, or earned by, our non-employee directors in fiscal 2010 for their service as directors, including as members of the various committees of our board of directors.

The board of directors approved the amended director compensation policy in order to maintain non-employee director compensation amounts in line with approximately the 75th percentile of the market consensus, based on the 2010 DolmatConnell report. Specifically, in February 2010, our compensation committee engaged DolmatConnell to conduct an annual review and analysis of our non-employee director compensation program. In connection with this review, DolmatConnell provided a comprehensive report consisting of market data and analysis in making compensation recommendations with respect to our non-employee directors. Our compensation committee considered the 2010 DolmatConnell report, which allowed the compensation committee to better understand where our non-employee directors’ compensation packages stood relative to other similarly situated directors in our 2010 compensation peer group, in order to make its non-employee director compensation recommendations to our board of directors in February 2010. In addition, pursuant to the amended director compensation policy, beginning in 2010, all equity awards made to our non-employee directors were made in accordance with the value transfer model as described above in the section titled “— Compensation Discussion and Analysis—Equity Grant Valuation Methodology.”

Pursuant to the amended director compensation policy in effect during fiscal 2010 and upon his or her initial appointment to our board of directors, each non-employee director who is not associated with our principal stockholders receives such number of restricted shares of our common stock and/or a non-qualified stock option to purchase such number of shares of our common stock as determined by the compensation committee of the board of directors on the date of grant in accordance with the “value transfer” model, as further described in the section titled “— Compensation Discussion and Analysis—Equity Grant Valuation Methodology.” These restricted shares and/or options vest over a three-year period, at a rate of 8.33% per quarter. Any vested and unexercised stock options granted pursuant to the amended director compensation policy will terminate on the earlier of seven years from the date of grant and three months after the recipient ceases to serve as a director, except in the case of death or disability, in which event the option will terminate one year from the date of the director’s death or disability. Any unvested restricted stock award granted pursuant to the amended director compensation policy will be immediately forfeited to the Company if the recipient ceases to serve as a director, except in the case of death or disability, in which event any restricted shares that remain subject to forfeiture provisions that lapse periodically shall continue to vest to the extent of a pro rata portion of the restricted shares subject to the grant through the date of the recipient’s death or disability as would have vested had such recipient not died or become disabled. The exercise price of any stock option granted pursuant to the amended director compensation policy is equal to the fair market value of our common stock on the date of grant.

Under the amended director compensation policy in effect during fiscal 2010, each non-employee director who is not associated with our principal stockholders will be compensated on an annual basis for providing services to us and will receive each year he or she is in office:

•	a fully vested restricted stock award of our common stock as determined by the compensation committee on the date of grant in accordance with the “value transfer” model, as further described in the section titled “— Compensation Discussion and Analysis—Equity Grant Valuation Methodology;” and/or

•	a fully vested non-qualified stock option to purchase such number of shares of our common stock as determined by the compensation committee on the date of grant in accordance with the “value transfer” model, as further described in the section titled “— Compensation Discussion and Analysis—Equity Grant Valuation Methodology.” Each such stock option will terminate on the earlier of seven years from the date of grant and three months after the recipient ceases to serve as a director, except in the case of death or disability, in which event the option will terminate one year from the date of the director’s death or disability. The exercise price of these options will be equal to the fair market value of our common stock on the date of grant;

•	a $30,000 annual cash retainer paid in quarterly installments, provided that if a non-employee director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro rata basis through his or her last day of service; and

•	a fee of $1,000 for each board meeting attended in person and a fee of $500 for each board meeting attended by telephone or by other means of communication.

In addition, our lead independent director and the chairman and members of our audit, compensation, nominating and governance, and mergers and acquisitions committees who are not employees and not associated with our principal stockholders will receive annual fees payable in quarterly installments as follows:

	Annual Fees—	Annual Fees—
Role	Chairman($)	Other Members ($)

Audit Committee	20,000	10,000
Compensation Committee	15,000	7,500
Nominating and Governance Committee	10,000	5,000
Mergers and Acquisitions Committee	10,000	5,000

Role	Annual Fees ($)

Lead Independent Director	20,000

We have reimbursed and will continue to reimburse our non-employee directors who are not affiliated with our principal stockholders for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

Risk Assessment in Compensation Programs

Consistent with SEC disclosure requirements, we have assessed our compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Management assessed our executive and broad-based compensation and benefits programs to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of program policies and practices, as well as program analysis, to identify risk and risk control related to the programs. We utilize a compensation structure consisting of base salary, performance-based bonus awards, equity awards and other benefits that are generally uniform in design and operation throughout the Company and with all levels of employees. Our compensation policies and practices are centrally designed and administered, and are substantially identical for all of our employees except for our sales personnel, who are paid primarily on a sales commission basis. In addition, our compensation policies are designed so that the compensation mix is not overly focused on either short-term or long-term incentives.

Our performance-based bonus awards are based on a balanced set of company-related metrics. These company-related metrics include our achievement of certain revenue, net income (loss) per share and free cash flow targets applicable to a certain fiscal year, as set by our board of directors. Performance-based bonus awards are paid only after the compensation committee has reviewed the financial results for the performance year. Our long-term incentives are primarily based on stock appreciation, which is determined by how the market values our common stock. We believe that the selection of three different types of long-term incentives (stock options, restricted stock units and restricted stock) helps to minimize the risk that officers will take actions that could cause harm to the corporation and its stockholders.

Our executive compensation policies and practices are overseen by the compensation committee, which is comprised of independent directors. Management discussed our risk assessment process regarding our compensation programs with the compensation committee and the full board of directors, which agreed with management’s conclusion that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Considerations

In making compensation decisions affecting our named executives, the compensation committee considers and, to the extent practicable and to the extent permitted by applicable law, intends to maximize our ability to deduct under applicable federal corporate income tax law compensation payments made to executive officers. Specifically, the compensation committee considers the requirements and the impact of Section 162(m) of the Internal Revenue Code adopted under the Omnibus Budget Reconciliation Act of 1993, which generally disallows a deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for the chief executive officer and certain other highly compensated executive officers, respectively, unless such compensation meets the requirements for the “performance-based” exception to Section 162(m). The compensation committee is mindful of deductibility for tax purposes of the named executives’ compensation. However, we may from time to time pay compensation to our executive officers that may not be deductible.

In accordance with generally accepted accounting standards, stock-based compensation cost is measured at grant date, based on the estimated fair value of the awards, and is recognized as an expense ratably over the requisite employee service period. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

COMPENSATION COMMITTEE REPORT1

The compensation committee of our board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears elsewhere in this proxy statement, with our management. Based on this review and discussion, the compensation committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in our proxy statement and incorporated into our 2010 Form 10-K.

Members of the EnerNOC, Inc. Compensation Committee
TJ Glauthier (Chair)
Arthur W. Coviello, Jr.
Richard Dieter

1 The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s 2010 Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

REPORT OF AUDIT COMMITTEE2

The audit committee of the board of directors, which consists entirely of directors who meet the independence and experience requirements of NASDAQ, has furnished the following report:

The audit committee assists the board of directors in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in a charter adopted by the board of directors, which is available in the “Corporate Governance” section of the “Investors” section of our website at www.enernoc.com. The audit committee reviews and reassesses its charter annually and recommends any changes to the board of directors for approval. The audit committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Ernst & Young LLP, our independent registered public accounting firm. In fulfilling its responsibilities for the financial statements for the fiscal year ended December 31, 2010, the audit committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2010 with management and Ernst & Young LLP;

•	Discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit; and

•	Received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by Rule 3526 of the Public Company Accounting Oversight Board. The audit committee further discussed with Ernst & Young LLP its independence. The audit committee also considered the status of taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the audit committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for filing with the SEC.

Members of the EnerNOC, Inc. Audit Committee
Richard Dieter (Chair)
Arthur W. Coviello, Jr.
TJ Glauthier

2 The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s 2010 Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL TWO—ADVISORY VOTE ON THE
COMPENSATION OF OUR NAMED EXECUTIVES

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and Section 14A of the Exchange Act, our stockholders are now entitled to vote to approve, on an advisory (nonbinding) basis, the compensation of our executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

The Compensation Discussion and Analysis begins on page 23. As discussed there, our board of directors believes that our long-term success depends in large measure on the talents of our employees. Our compensation system plays a significant role in our ability to attract, retain, and motivate the highest quality workforce. Our board of directors believes that its current compensation program achieves the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. Our board of directors invites you to review carefully the Compensation Discussion and Analysis beginning on page 23 and the tabular and other disclosures on compensation under executive compensation beginning on page 35.

We are asking our stockholders to indicate their support for our executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to cast a non-binding advisory vote “FOR” the following resolution at the annual meeting:

“Resolved, that stockholders approve the compensation paid to the Company’s executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any narrative executive compensation disclosure contained in this proxy statement.”

While the vote does not bind our board of directors to any particular action, our board of directors values the views expressed by our stockholders, whether through this vote or otherwise, and will take into account the outcome of this vote in considering and making determinations regarding future compensation arrangements.

The affirmative vote of a majority of the votes cast affirmatively or negatively at the annual meeting is required to approve the advisory vote on the compensation of our named executives.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADVISORY VOTE ON THE COMPENSATION OF
OUR NAMED EXECUTIVES.

PROPOSAL THREE— ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVES

The Dodd-Frank Act and Section 14A of the Exchange Act also enables our stockholders to indicate their preference regarding how frequently we should seek a non-binding advisory vote on the compensation of our executive officers, as disclosed pursuant to the SEC’s compensation disclosure rules. By voting on this Proposal 3, stockholders may indicate whether they would prefer an advisory vote on executive officer compensation once every one, two, or three years. Alternatively, stockholders may abstain from casting a vote.

After considering the benefits and consequences of each alternative, our board of directors recommends that the advisory vote on executive compensation be held every three years. Our board of directors believes that a triennial advisory vote makes sense for EnerNOC for the following reasons:

•	A triennial advisory vote will allow stockholders to better evaluate our executive compensation programs relative to a pattern of performance over time, which, in light of our business cycle, is a more appropriate perspective than the short-term approach that an annual vote could encourage. We seek to encourage a long-term focus among our executives by, for example, granting equity awards that vest over long periods and paying bonuses that are based on revenue, earnings per share and free cash flow targets and designed to correlate closely with the creation of long-term stockholder value. In addition, our compensation programs do not change significantly from year to year. We are concerned that annual votes on our executive compensation program could foster a short-term focus and lead to an over-emphasis on the near-term effect of our compensation programs and thus undermine some of our program’s most thoughtful features. We believe that a vote on our compensation by our stockholders every three years will encourage stockholders to take the same long-term approach to our compensation programs taken by our executives and our compensation committee.

•	A triennial advisory vote will provide us the appropriate time to understand any concerns and other feedback received from our stockholders, thoughtfully evaluate and respond to our stockholders and effectively implement any desired changes to our executive compensation program. As a practical matter, because our critical compensation actions are taken in the first quarter of each fiscal year, any changes to our executive compensation program that were responsive to stockholder concerns would not be fully implemented until the year following the vote and, as result, would not be disclosed in the compensation tables and reflected in the Compensation Discussion and Analysis section of our proxy statement until the third year following the advisory vote. A triennial advisory vote will permit our stockholders to observe and evaluate the impact of any changes to our executive compensation policies and practices that have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation.

•	An annual advisory vote may frustrate stockholder communication. While an advisory vote on executive compensation may reflect general satisfaction or dissatisfaction with a company’s practices, a dialogue about executive compensation between our stockholders and our board of directors or compensation committee members can provide a forum that is more conducive to expressing precise views regarding specific compensation practices. Our board of directors believes that stockholders should not have to wait for a formal vote at an annual meeting. We encourage our stockholders to convey their compensation concerns to us on a real-time basis and view the advisory vote as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding executive compensation. For more information on how to contact members of our board of directors, please see the section entitled “Communicating with the Board of Directors” above.

Please mark on the proxy card your preference as to the frequency of holding stockholder advisory votes on executive compensation, as every year, every two years or every three years, or you may mark “abstain” on this proposal.

While our board of directors believes that its recommendation is appropriate at this time, stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preference, on an advisory basis, as to whether the non-binding stockholder advisory vote on the approval of our executive officer compensation practices should be held every year, every two years or every three years. As required by our bylaws, the option, if any, among those choices receiving the affirmative vote of a majority of the votes cast affirmatively or negatively at the annual meeting will be deemed to be the frequency preferred by our stockholders. Our board of directors and the compensation committee value the opinions of our stockholders in this matter and, to the extent there is any significant vote in favor of one frequency over the other options, even if less than a majority of the votes cast, our board of directors will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and not binding on the board of directors or EnerNOC in any way, our board of directors may decide that it is in the best interests of our stockholders and EnerNOC to hold an advisory vote on executive compensation more or less frequently than the option indicated by our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR EVERY “THREE YEARS” ON PROPOSAL 3.

PROPOSAL FOUR—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The audit committee has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2011. The board of directors proposes that the stockholders ratify this appointment. Ernst & Young LLP audited our financial statements for the fiscal year ended December 31, 2010. We expect that representatives of Ernst & Young LLP will be present at the annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of our annual financial statements for the years ended December 31, 2010 and December 31, 2009, and fees billed for other services rendered by Ernst & Young LLP during those periods.

Category of Service	2010	2009

Audit fees(1)	$860,000	$998,000
Audit-related fees	—	—
Tax fees(2)	194,000	127,000
All other fees(3)	5,000	5,000

Total	$1,059,000	$1,130,000

(1)	Audit fees consist of aggregate fees for professional services provided in connection with the annual audit of our consolidated financial statements, review of our quarterly condensed consolidated financial statements, audit of the effectiveness of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002, consultations on accounting matters directly related to the audit, and consents and assistance with, and review of, documents filed with the SEC.

(2)	Tax fees consist primarily of assistance in the preparation of federal and state income tax filings and consultation regarding ongoing tax matters.

(3)	All other fees relate to accessing Ernst & Young LLP’s accounting research and financial reporting disclosure software.

Pre-Approval Policies and Procedures

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the audit committee for approval.

1.  Audit services include audit work performed in the preparation of financial statements, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2.  Audit-Related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3.  Tax services include all services performed by the independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and include fees in the areas of tax compliance, tax planning, and tax advice.

4.  Other Fees are those associated with services not captured in the other categories. We generally do not request such services from the independent registered public accounting firm.

Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm.

The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the audit committee at its next scheduled meeting.

The audit committee has considered whether Ernst & Young LLP is independent for the purposes of providing external audit services to the Company, and the audit committee has determined that it is.

In the event the stockholders do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, the audit committee will reconsider its appointment. If our stockholders ratify the selection of Ernst & Young LLP, the audit committee may still, in its discretion, decide to appoint a different independent registered public accounting firm at any time during the year ending December 31, 2011, if it concludes that such a change would be in the best interests of EnerNOC and our stockholders.

The affirmative vote of a majority of the shares cast affirmatively or negatively at the annual meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE
RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2011.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Registration Rights

Certain holders of five percent or more of our shares of common stock are entitled to registration rights as set forth in an agreement between us and the holders of these securities. We are generally required to pay all expenses incurred in connection with registrations effected in connection with the following rights, excluding underwriting discounts and commissions, and fees and expenses of counsel to the registering security holders.

Demand Rights. Subject to specified limitations, the holders of not less than 20% of these registrable securities may require that we register all or a portion of these registrable securities for sale under the Securities Act, if the anticipated gross receipts from the sale of such securities are at least $2.0 million. We may be required to effect up to two such registrations. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration.

Piggyback Rights. If at any time we propose to register any of our equity securities under the Securities Act, other than in connection with (i) a registration relating solely to our stock option plans or other employee benefit plans or (ii) a registration relating solely to a business combination or merger involving the Company, the holders of these registrable securities are entitled to notice of such registration and are entitled to include their shares of common stock in the registration. Under certain circumstances, the underwriters, if any, may limit the number of shares included in any such registration.

Form S-3 Rights. During any such time that we are eligible to file registration statements on Form S-3, subject to specified limitations, a holder of these registrable securities can require us to register all or a portion of its registrable securities on Form S-3, if the reasonably anticipated aggregate offering price of such securities is at least $500,000. We may not be required to effect more than two such registrations in any 12-month period. Stockholders with these registration rights who are not part of an initial registration demand are entitled to notice and are entitled to include their shares of common stock in the registration.

We have agreed to indemnify stockholders with these registration rights for liabilities related to the sale of securities pursuant to any registration statement that we file and any related prospectus.

Indemnification Arrangements

Under our certificate of incorporation, we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We have also entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, provide for us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, fines, and settlement amounts incurred by any such person in any action or proceeding, including any action by us arising out of such person’s services as our director or officer, any of our subsidiaries from time to time or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers.

Employment Arrangements

In April 2007, we entered into an employment offer letter with Herbert Healy, who is the father of Timothy Healy, our chief executive officer and chairman of our board of directors. Mr. Healy currently serves as our senior director of regulatory affairs. Pursuant to his offer letter, Mr. Healy receives a bi-weekly salary of approximately $5,500 and is eligible to receive bonuses consisting of grants of options to purchase shares of our common stock and cash. Mr. Healy is entitled to participate in all employee benefit plans generally available to employees, including medical, dental, disability and life insurance plans and our 401(k) plan. From January 1, 2010 until the date of this proxy statement, we paid Mr. Healy an aggregate amount equal to $239,734.

In October 2008, we entered into an employment offer letter with Pete Gitlin, who is the father-in-law of Gregg Dixon, our senior vice president of marketing and sales. Mr. Gitlin currently serves as our business development manager. Pursuant to his offer letter, Mr. Gitlin receives a bi-weekly salary of approximately $2,900 and is eligible to receive commission payments in accordance with our sales commission policy. Mr. Gitlin is entitled to participate in all employee benefit plans generally available to employees, including medical, dental, disability and life insurance plans and our 401(k) plan. From January 1, 2010 until the date of this proxy statement, we paid Mr. Gitlin an aggregate amount equal to $179,991.

Policy for Approval of Related Person Transactions

Pursuant to our audit committee charter currently in effect, the audit committee is responsible for reviewing and approving, prior to our entry into any such transaction, all transactions in which we are a participant and in which any parties related to us has or will have a direct or indirect material interest. In reviewing and approving such transactions, the audit committee will obtain, or will direct our management to obtain on its behalf, all information that the committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, a discussion will be held of the relevant factors if deemed to be necessary by the committee prior to approval. If a discussion is not deemed to be necessary, approval may be given by written consent of the committee. This approval authority may also be delegated to the chairman of the audit committee in some circumstances. The audit committee charter states that no related person transaction will be entered into prior to the completion of these procedures.

The audit committee or its chairman, as the case may be, will approve only those related person transactions that are determined to be in, or not inconsistent with, the best interests of us and our stockholders, taking into account all available facts and circumstances as the committee or the chairman determines in good faith to be necessary. No member of the audit committee will participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

OTHER MATTERS

Our board of directors knows of no other business which will be presented at the annual meeting. If any other business is properly brought before the annual meeting, proxies in the enclosed form will be voted in accordance with the judgment of the persons voting the proxies.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTORS

To be considered for inclusion in the proxy statement relating to our annual meeting of stockholders to be held in 2012, stockholder proposals must be received no later than December 28, 2011. To be considered for presentation at the 2012 annual meeting of stockholders, although not included in the proxy statement, proposals must be received no earlier than February 11, 2012 and no later than March 12, 2012; provided, however, that in the event that the date of the 2012 annual meeting of stockholders is more than thirty (30) days before or more than thirty (30) days after the anniversary date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or the tenth (10th) day following the day on which we make a public announcement of the date of such meeting.

Proposals that are not received in a timely manner will not be voted on at the 2012 annual meeting of stockholders. If a proposal is received before that date, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. All stockholder proposals should be marked for the attention of the Secretary, EnerNOC, Inc., 101 Federal Street, Suite 1100, Boston, MA 02110.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations regarding the filing of required reports, we believe that all Section 16(a) filing requirements applicable to our directors, executive officers and greater-than-ten-percent beneficial owners with respect to fiscal 2010 were met.

ELECTRONIC DELIVERY OF COMPANY STOCKHOLDER COMMUNICATIONS

Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

You can choose this option and save us the cost of producing and mailing these documents by:

•	following the instructions provided on your proxy card or voter instruction form; or

•	going to http://investor.enernoc.com/proxy.cfm and following the instructions provided.

HOUSEHOLDING OF PROXY MATERIALS

In December 2000, the SEC adopted a rule concerning the delivery of annual disclosure documents. The rule allows us or your broker to send a single set of our annual report and proxy statement to any household at which two or more of our stockholders reside, if we or your broker believe that the stockholders are members of the same family. This practice, referred to as “householding,” benefits both you and us. It reduces the volume of duplicate information received at your household and helps to reduce our expenses. The rule applies to our annual reports, proxy statements and information statements. Once you receive notice from your broker or from us that communications to your address will be “householded,” the practice will continue until you are otherwise notified or until you revoke your consent to the practice. Each stockholder will continue to receive a separate proxy card or voting instruction card.

If your household received a single set of disclosure documents this year, but you would prefer to receive your own copy, please contact our transfer agent, American Stock Transfer and Trust Company, by calling their toll free number, 1-800-937-5449, and a set of disclosure documents will be promptly delivered.

If you do not wish to participate in “householding” and would like to receive your own set of our annual disclosure documents in future years, follow the instructions described below. Conversely, if you share an address with another EnerNOC stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions:

•	If your EnerNOC shares are registered in your own name, please contact our transfer agent, American Stock Transfer and Trust Company, and inform them of your request by calling them at 1-800-937-5449 or writing them at Operations Center, 6201 15th Avenue, Brooklyn, NY 11219.

•	If a broker or other nominee holds your EnerNOC shares, please contact the broker or other nominee directly and inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

BY ORDER OF THE BOARD OF DIRECTORS

David M. Samuels
Secretary

Boston, Massachusetts
April 26, 2011

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE (OR VOTE YOUR SHARES OVER THE INTERNET OR BY TELEPHONE). A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXY CARDS.

ANNUAL MEETING OF STOCKHOLDERS OF
EnerNOC, Inc.
June 1, 2011
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement, Proxy Card
are available at http://investor.enernoc.com/proxy.cfm
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
â   Please detach along perforated line and mail in the envelope provided.    â

10030403030000001000 2	060111

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTOR AND “FOR” PROPOSALS 2 AND 4.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY “3 YEARS” ON PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1.	To elect one member to the board of directors to serve as a Class I director, for a three-year term expiring in 2014			2.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the accompanying proxy statement		☐	☐	☐

		NOMINEE:				1 year	2 years	3 years	ABSTAIN
☐	FOR THE NOMINEE	Arthur W. Coviello, Jr.		3.	To indicate, on an advisory basis, the preferred frequency of advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR THE NOMINEE

							FOR	AGAINST	ABSTAIN
				4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.		☐	☐	☐

				5.	To transact such other business that is properly presented at the annual meeting and any adjournment or postponements thereof.

          ELECTRONIC ACCESS TO FUTURE DOCUMENTS
If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

I/We will attend the annual meeting. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
			☐	This proxy is solicited on behalf of the Board of Directors.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ANNUAL MEETING OF STOCKHOLDERS OF
EnerNOC, Inc.
June 1, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.
Vote online/phone until 11:59 PM EST the day before the meeting.
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card are available at http://investor.enernoc.com/proxy.cfm
â  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.   â

10030403030000001000 2	060111

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTOR AND “FOR” PROPOSALS 2 AND 4.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY “3 YEARS” ON PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1.	To elect one member to the board of directors to serve as a Class I director, for a three-year term expiring in 2014			2.	To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the accompanying proxy statement		☐	☐	☐

		NOMINEE:				1 year	2 years	3 years	ABSTAIN
☐	FOR THE NOMINEE	Arthur W. Coviello, Jr.		3.	To indicate, on an advisory basis, the preferred frequency of advisory votes on the compensation of our named executive officers.	☐	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR THE NOMINEE

							FOR	AGAINST	ABSTAIN
				4.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.		☐	☐	☐

				5.	To transact such other business that is properly presented at the annual meeting and any adjournment or postponements thereof.

             ELECTRONIC ACCESS TO FUTURE DOCUMENTS
If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

I/We will attend the annual meeting. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
			☐	This proxy is solicited on behalf of the Board of Directors.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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ù	▀
ENERNOC, INC.
Proxy for Annual Meeting of Stockholders
June 1, 2011
     The undersigned, revoking any previous proxies relating to these shares, hereby appoints Timothy G. Healy and David M. Samuels together, and each of them singly, proxies, with full power of substitution to vote all shares of stock of EnerNOC, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of EnerNOC, Inc. to be held on Wednesday, June 1, 2011, at 3:00 p.m., local time, at the Company’s corporate offices, located at 101 Federal Street, Suite 1100, Boston, Massachusetts 02110 and at any adjournments or postponements thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 26, 2011, a copy of which has been received by the undersigned. Without limiting the general authorization given by this Proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy.
THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 4 AND FOR EVERY “3 YEARS” ON PROPOSAL 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.
(Continued and to be signed on the reverse side.)

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